Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274356

PROSPECTUS

BGC Group, Inc.

Offers to Exchange

All Outstanding

3.750% Senior Notes due October 1, 2024, 4.375% Senior Notes due December 15, 2025 and

8.000% Senior Notes due May 25, 2028 of

BGC Partners, Inc. and

Solicitation of Consents to Amend the Related Indentures and

the Registration Rights Agreement Related to the 8.000% Senior Notes due May 25, 2028

Early Participation Date: 5:00 p.m., New York City Time, September 19, 2023

Expiration Date: 5:00 p.m., New York City Time, October 4, 2023, unless extended

We are offering to exchange any and all validly tendered (and not validly withdrawn) and accepted notes of the three series of notes described in the table below (collectively, the “Old Notes”) issued by BGC Partners, Inc., a Delaware corporation (“BGC Partners”), for notes to be issued by BGC Group, Inc., a Delaware corporation (“BGC Group,” and such notes collectively, the “New Notes”), as described in, and for the consideration summarized in, the table below. Effective July 1, 2023, we completed our corporate conversion, through which we became the public holding company for the BGC businesses and successor issuer to BGC Partners, and BGC Partners became our wholly owned subsidiary. Through these exchange offers, the holders of Old Notes issued by BGC Partners are being offered the opportunity to exchange Old Notes for New Notes with the same interest rates and maturities as the applicable series, as more particularly described herein.

				Exchange Consideration		Early Participation Premium	Total Consideration
Title of Series of Old Notes	CUSIP No.	Aggregate Principal Amount	Title of Series of New Notes to Be Issued by BGC Group	New Notes (Principal Amount)	Cash	New Notes (Principal Amount)	New Notes (Principal Amount)	Cash
3.750% Senior Notes due October 1, 2024	05541T AM3	$300,000,000	3.750% Senior Notes due October 1, 2024	$970	$1.00	$30	$1,000	$1.00

4.375% Senior Notes due December 15, 2025	05541T AP6 U2100D AE3	$300,000,000	4.375% Senior Notes due December 15, 2025	$970	$1.00	$30	$1,000	$1.00

8.000% Senior Notes due May 25, 2028	05541T AQ4 U2100D AF0	$350,000,000	8.000% Senior Notes due May 25, 2028	$970	$1.00	$30	$1,000	$1.00

The dealer manager for the exchange offers and the solicitation agent for the consent solicitations is:

BofA Securities

The date of this prospectus is September 22, 2023.

In exchange for each $1,000 principal amount of Old Notes that was validly tendered prior to 5:00 p.m., New York City time, on September 19, 2023 (such date and time, the “Early Participation Date”) and not validly withdrawn, holders of such Old Notes will receive the total consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of New Notes of the applicable series and a cash amount of $1.00. The Total Consideration includes an early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of New Notes.

On September 20, 2023, BGC Group announced that the Early Participation Premium, previously being provided only to those holders of Old Notes who tendered and did not validly withdraw their notes by or at the Early Participation Date, was extended through the Expiration Date. Consequently, in exchange for each $1,000 principal amount of Old Notes that is validly tendered after the Early Participation Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders of such Old Notes will receive the Total Consideration, which is equal (i) to the exchange consideration set out in the table above (the “Exchange Consideration”), which consists of $970 principal amount of New Notes of the applicable series and a cash amount of $1.00 plus (ii) the Early Participation Premium.

No additional payment will be made for a holder’s consent to the proposed amendments (as defined below) to the Old Notes Indentures (as defined below) and the Old 2028 Notes Registration Rights Agreement (as defined below).

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the applicable exchange offer. Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless we are otherwise required by law to permit withdrawal. Consents to the proposed amendments were able to be revoked at any time prior to 5:00 p.m., New York City time, on September 19, 2023 (such date and time, the “Consent Revocation Deadline”), but could not be revoked at any time thereafter. The Requisite Consent Condition (as defined in “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations”) was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline was deemed to be a concurrent revocation of the related consent to the proposed amendments, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline was deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consent and your consent will continue to be deemed delivered.

Each New Note issued in exchange for an Old Note will have an interest rate, interest payment dates and maturity that are the same as the interest rate, interest payment dates and maturity of the tendered Old Note, as well as the same optional redemption provisions. The New Notes will have substantially the same covenants as the Old Notes. No accrued but unpaid interest will be paid on an Old Note (or portion thereof) that is exchanged in connection with the exchange offers. However, interest on the applicable New Note will accrue from and including the most recent interest payment date of the tendered Old Note. Subject to the minimum denominations as described herein, the principal amount of each New Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such Old Note, plus accrued and unpaid interest with respect to such portion of the Old Notes not exchanged. The exchange offers will expire at 5:00 p.m., New York City time, on October 4, 2023, unless extended (the “Expiration Date”). You may withdraw tendered Old Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $950 million aggregate principal amount of outstanding Old Notes, consisting of $300 million aggregate principal amount of BGC Partners’ outstanding 3.750% Senior Notes due October 1, 2024 (the “Old 2024 Notes”), $300 million aggregate principal amount of BGC Partners’ outstanding 4.375% Senior Notes due December 15, 2025 (the “Old 2025 Notes”), and $350 million aggregate principal amount of BGC Partners’ outstanding 8.000% Senior Notes due May 25, 2028 (the “Old 2028 Notes”).

Concurrently with the exchange offers, we are also soliciting consents from each holder of Old Notes, on behalf of BGC Partners, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments to each series of Old Notes (collectively, the “proposed indenture amendments”) governed by, as applicable, the:

•

Indenture, dated as of September 27, 2019 (the “Old Base Indenture”), between BGC Partners and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as Trustee (the “Old Notes Trustee”).

•	First Supplemental Indenture, dated as of September 27, 2019 (the “Old 2024 Notes Supplemental Indenture”), to the Old Base Indenture, with respect to the Old 2024 Notes.

•	Second Supplemental Indenture, dated as of July 10, 2020 (the “Old 2025 Notes Supplemental Indenture”), to the Old Base Indenture, with respect to the Old 2025 Notes.

•	Third Supplemental Indenture, dated as of May 25, 2023 (the “Old 2028 Notes Supplemental Indenture”), to the Old Base Indenture, with respect to the Old 2028 Notes.

The Old 2024 Notes Supplemental Indenture, the Old 2025 Notes Supplemental Indenture, and the Old 2028 Notes Supplemental Indenture are referred to collectively as the “Old Notes Supplemental Indentures,” and collectively with the Old Base Indenture, the “Old Notes Indentures.”

We are also soliciting consents from each holder of the Old 2028 Notes to amend the Registration Rights Agreement, dated May 25, 2023 (the “Old 2028 Notes Registration Rights Agreement”), to terminate such agreement (collectively with the proposed indenture amendments, the “proposed amendments”), and therefore, terminate BGC Partners’ obligation to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) with respect to an offer to exchange the Old 2028 Notes for a new issue of substantially similar notes registered under the Securities Act of 1933, as amended (the “Securities Act”), and to complete such exchange offer prior to May 25, 2024. All references herein to consents to proposed amendments to the Old 2028 Notes Supplemental Indenture include consents to the amendment of the Old 2028 Notes Registration Rights Agreement to terminate that agreement.

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver, of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.” We may, at our option, waive any such conditions at or by the Expiration Date, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

We plan to issue the New Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The Old Notes are not, and the New Notes will not be, listed on any securities exchange.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 28 of this prospectus for a discussion of the risks that you should consider. You also should read and carefully consider the risk factors contained in the documents that are incorporated by reference herein. None of BGC Group, BGC Partners, the exchange agent and information agent (each as defined herein), the Old Notes Trustee, the New Notes Trustee (as defined herein), the dealer manager or the solicitation agent makes any recommendation as to whether holders of the Old Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments.

Holders should consider the U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you. See “Material U.S. Federal Income Tax Considerations” herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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ABOUT THIS PROSPECTUS

References in this prospectus to “we,” “us,” “our,” and “BGC Group” mean BGC Group, Inc., and its subsidiaries, including BGC Partners, Inc. References in this prospectus to “BGC Partners” mean BGC Partners, Inc., and its subsidiaries, in each case unless indicated otherwise.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and our subsidiaries and the dealer manager and the solicitation agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our and our subsidiaries’ affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our and our subsidiaries’ business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the SEC. Prior to making any decision with respect to the exchange offers and consent solicitations, you should read this prospectus together with the documents incorporated by reference herein and therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

References in this prospectus to “$” and “dollars” are to the currency of the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “possible,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the factors set forth below:

•

macroeconomic and other challenges and uncertainties resulting from Russia’s invasion of Ukraine, downgrades of U.S. Treasuries, rising global interest rates, inflation and the Federal Reserve’s responses thereto, including increasing interest rates, fluctuations in the U.S. dollar, liquidity concerns regarding and changes in capital requirements for banking and financial institutions, changes in the U.S. and global economies and financial markets, including economic activity, employment levels, supply chain issues and market liquidity, and increasing energy costs, as well as the various actions taken in response to the challenges and uncertainties by governments, central banks and others, including consumer and corporate clients and customers;

•

market conditions, including rising interest rates, fluctuations in the U.S. dollar, trading volume, turmoil across regional banks and certain global investment banks, currency fluctuations and volatility in the demand for the products and services we provide, possible disruptions in trading, potential deterioration of equity and debt capital markets and cryptocurrency markets, the impact of significant changes in interest rates generally and on our ability to access the capital markets as needed or on reasonable terms and conditions;

•	pricing, commissions and fees, and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers, and consolidation;

•

liquidity, regulatory, cash and clearing capital requirements and the impact of credit market events, rising interest rates, fluctuations in the U.S. dollar, and market uncertainty, and political events and conflicts and actions taken by governments and businesses in response thereto on the credit markets and interest rates;

•

our relationships and transactions with Cantor Fitzgerald, L.P. (“Cantor”) and its affiliates, including Cantor Fitzgerald & Co., a wholly owned broker-dealer subsidiary of Cantor (“CF&Co”), and Cantor Commercial Real Estate Company, L.P. (“CCRE”), our structure, the timing and impact of any actual or future changes to our structure, including the Corporate Conversion, any related transactions, conflicts of interest or litigation, including with respect to executive compensation matters, any impact of Cantor’s results on our credit ratings and associated outlooks, any loans to or from BGC Partners, BGC Group, Cantor, BGC Holdings Merger Sub, LLC (“BGC Holdings”), or BGC Partners, L.P., a Delaware limited partnership (“BGC U.S. OpCo”) and BGC Global Holdings, L.P., a Cayman Islands limited partnership (“BGC Global OpCo,” and together with BGC U.S. Opco, the “BGC OpCos”), including the balances and interest rates thereof from time to time and any convertible or equity features of any such loans, CF&Co’s acting as our sales agent or underwriter under our at the market offering program or other offerings, Cantor’s holdings of our debt securities, CF&Co’s acting as a market maker in our debt securities, CF&Co’s acting as our financial advisor in connection with potential acquisitions, dispositions, or other transactions, and our participation in various investments, stock loans or cash management vehicles placed by or recommended by CF&Co;

•	the integration of acquired businesses and their operations and back office functions with our other businesses;

•	the effect on our businesses of any extraordinary transactions, including potential dilution, taxes, costs, and other impacts;

•	the rebranding of our current businesses or risks related to any potential dispositions of all or any portion of our existing or acquired businesses;

•

market volatility as a result of the effects of rising interest rates, fluctuations in the U.S. dollar, global inflation rates, changes in sovereign credit ratings, potential economic downturns, including recessions, and similar effects, which may not be predictable in future periods;

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the ongoing impact of the COVID-19 pandemic, the combined impact of the flu, other seasonal illnesses and other world or regional health crises, governmental and public reactions thereto, and the impact of a return to office for our employees, hiring and operations;

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economic or geopolitical conditions or uncertainties, the actions of governments or central banks, including the pursuit of trade, border control or other related policies by the United States and/or other countries (including United States-China trade relations), recent economic and political volatility in the U.K., rising political and other tensions between the U.S. and China, political and labor unrest, conflict in the Middle East, Russia, Ukraine or other jurisdictions, the impact of United States government shutdowns, elections, political unrest, boycotts, stalemates or other social and political developments, and the impact of terrorist acts, acts of war or other violence or political unrest, as well as natural disasters or weather-related or similar events, including hurricanes and heat waves, as well as power failures, communication and transportation disruptions, and other interruptions of utilities or other essential services and the impacts of pandemics and other international health emergencies;

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risks inherent in doing business in international markets, and any failure to identify and manage those risks, as well as the impact of Russia’s ongoing invasion of Ukraine and additional sanctions and regulations imposed by governments and related counter-sanctions, including any related reserves;

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the effect on our businesses, our clients, the markets in which we operate and the economy in general of changes in the United States and foreign tax and other laws, including changes in tax rates, repatriation rules, and deductibility of interest, potential policy and regulatory changes in other countries, sequestrations, uncertainties regarding the debt ceiling and the federal budget, responses to rising global inflation rates, and other potential political policies;

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our dependence upon our key employees, our ability to build out successful succession plans, the impact of absence due to illness or leave of certain key executive officers or employees and our ability to attract, retain, motivate and integrate new employees, as well as the competing demands on the time of certain of our executive officers who also provide services to Cantor, Newmark and various other ventures and investments sponsored by Cantor and the impact of post termination covenants on awards previously granted to key employees and future awards;

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the effect on our businesses and revenues of changes in interest rates and changes in benchmarks, the fluctuating U.S. dollar, rising interest rates and market uncertainty, the level of worldwide governmental debt issuances, austerity programs, government stimulus packages, increases and decreases in the federal funds interest rate and other actions to moderate inflation, increases or decreases in deficits and the impact of changing government tax rates, and other changes to monetary policy, and potential political impasses or regulatory requirements, including increased capital requirements for banks and other institutions or changes in legislation, regulations and priorities;

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extensive regulation of our businesses and customers, the timing of regulatory approvals, changes in regulations relating to financial services companies and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, increased financial and capital requirements, enhanced oversight, remediation, fines, penalties, sanctions, and changes to or restrictions or limitations on specific activities, including potential delays in accessing markets, including due to our regulatory status and actions, operations, and compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new businesses, products, or services;

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factors related to specific transactions or series of transactions, including credit, performance, and principal risk, trade failures, counterparty failures, and the impact of fraud and unauthorized trading;

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costs and expenses of developing, maintaining, and protecting our intellectual property, as well as employment, regulatory, and other litigation and proceedings, and their related costs, including judgments, indemnities, fines, or settlements paid and the impact thereof on our financial results and cash flows in any given period;

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certain financial risks, including the possibility of future losses, indemnification obligations, assumed liabilities, reduced cash flows from operations, increased leverage, reduced availability under BGC Partners’ credit agreements, and the need for short- or long-term borrowings, including from Cantor, our ability to refinance our indebtedness, on acceptable rates, and changes to interest rates and liquidity or our access to other sources of cash relating to acquisitions, dispositions, or other matters, potential liquidity and other risks relating to our ability to maintain continued access to credit and availability of financing necessary to support our ongoing business needs, on terms acceptable to us, if at all, and risks associated with the resulting leverage, including potentially causing a reduction in our credit ratings and the associated outlooks and increased borrowing costs as well as interest rate and foreign currency exchange rate fluctuations;

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risks associated with the temporary or longer-term investment of our available cash, including in the BGC OpCos, defaults or impairments on our investments, joint venture interests, stock loans or cash management vehicles and collectability of loan balances owed to us by employees, the BGC OpCos or others;

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our ability to enter new markets or develop new products, offerings, trading desks, marketplaces, or services for existing or new clients, including our ability to develop new Fenics (as defined below) platforms and products, to successfully launch our combined U.S. Treasury and Futures electronic marketplace (“FMX”) initiative and to attract investors thereto, the risks inherent in operating our cryptocurrency business and in safekeeping cryptocurrency assets, and efforts to convert certain existing products to a trade execution system that brokers transactions intermediated on a solely electronic basis (“Fully Electronic”), rather than by a trade execution system that brokers transactions executed solely by brokers over the telephone (“Voice”) or executed by brokers and involving some element of Voice broking and electronic trading (“Hybrid”) to incorporate artificial intelligence into our products and efforts by our competitors to do the same, and to induce such clients to use these products, trading desks, marketplaces, or services and to secure and maintain market share;

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the impact of any restructuring or similar transactions, on our ability to enter into marketing and strategic alliances and business combinations, attract investors or partners or engage in other transactions in the financial services and other industries, including acquisitions, tender offers, dispositions, reorganizations, partnering opportunities and joint ventures, the failure to realize the anticipated benefits of any such transactions, relationships or growth and the future impact of any such transactions, relationships or growth on our other businesses and our financial results for current or future periods, the integration of any completed acquisitions and the use of proceeds of any completed dispositions, the impact of amendments and/or terminations of strategic arrangements, and the value of and any hedging entered into in connection with consideration received or to be received in connection with such dispositions and any transfers thereof;

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our estimates or determinations of potential value with respect to various assets or portions of our businesses, such as our group of electronic brands, which offer a number of market infrastructure and connectivity services, Fully Electronic marketplaces, and the Fully Electronic brokerage of certain products that also may trade via Voice or Hybrid execution including market data and related information services, Fully Electronic brokerage, connectivity software, compression and other post-trade services, analytics related to financial instruments and markets, and other financial technology solutions (collectively, “Fenics”), including with respect to the accuracy of the assumptions or the valuation models or multiples used;

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our ability to manage turnover and hire, train, integrate and retain personnel, including brokers, salespeople, managers, technology professionals and other front-office personnel, back-office and support services, and departures of senior personnel;

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our ability to expand the use of technology and maintain access to the intellectual property of others for Hybrid and Fully Electronic trade execution in our product and service offerings, and otherwise;

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our ability to effectively manage any growth that may be achieved, including outside of the United States, while ensuring compliance with all applicable financial reporting, internal control, legal compliance, and regulatory requirements;

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our ability to identify and remediate any material weaknesses or significant deficiencies in our internal controls which could affect our ability to properly maintain books and records, prepare financial statements and reports in a timely manner, control our policies, practices and procedures, operations and assets, assess and manage our operational, regulatory and financial risks, and integrate our acquired businesses and brokers, salespeople, managers, technology professionals and other front-office personnel;

•	the impact of unexpected market moves and similar events;

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information technology risks, including capacity constraints, failures, or disruptions in our systems or those of the clients, counterparties, exchanges, clearing facilities, or other parties with which we interact, including increased demands on such systems and on the telecommunications infrastructure from remote working, cyber-security risks and incidents, compliance with regulations requiring data minimization and protection and preservation of records of access and transfers of data, privacy risk and exposure to potential liability and regulatory focus;

•	the effectiveness of our governance, risk management, and oversight procedures and impact of any potential transactions or relationships with related parties; and

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the impact of our environmental, social and governance or “sustainability” ratings on the decisions by clients, investors, ratings agencies, potential clients and other parties with respect to our businesses, investments in us, our borrowing opportunities or the market for and trading price of our debt securities, or other matters.

The foregoing risks and uncertainties, as well as those risks and uncertainties set forth in this prospectus, may cause actual results and events to differ materially from the forward-looking statements. The information included herein is given as of the filing date of this prospectus, and future results or events could differ significantly from these forward-looking statements. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the New Notes. You should read this entire prospectus, including the documents incorporated by reference, especially the risks relevant to investing in the New Notes discussed under “Risk Factors” contained and incorporated by reference herein. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

The Company

BGC Group, the holding company for and successor to BGC Partners, Inc., is a holding company with no direct operations, and BGC Group’s business is operated through two operating partnerships, BGC U.S. OpCo, which holds our U.S. businesses, and BGC Global Opco, which holds our non-U.S. businesses. BGC Group’s predecessor, BGC Partners, became a wholly owned subsidiary of BGC Group pursuant to the Corporate Conversion (as defined below) that closed on July 1, 2023. For more information see “—The Corporate Conversion.”

BGC Group is a leading global brokerage and financial technology company servicing the global financial markets. Through brands including BGC®, Fenics®, GFI®, Sunrise Brokers™, Poten & Partners®, and RP Martin®, among others, BGC Group’s businesses specialize in the brokerage of a broad range of products, including fixed income such as government bonds, corporate bonds, and other debt instruments, as well as related interest rate derivatives and credit derivatives. Additionally, BGC Group provides brokerage products across foreign exchange (“FX”), Equities, Energy and Commodities, Shipping, and Futures and Options. BGC Group’s businesses also provide a wide variety of services, including trade execution, connectivity and network solutions, brokerage services, clearing, trade compression and other post-trade services, and information and other back-office services to a broad assortment of financial and non-financial institutions.

BGC Group’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing, creating marketplaces and enabling them to use the Company’s Voice, Hybrid, or in many markets, Fully Electronic brokerage services in connection with transactions executed either over-the-counter (“OTC”) or through an exchange. Through BGC’s Fenics® group of electronic brands, BGC Group offers a number of market infrastructure and connectivity services, including the Company’s Fully Electronic marketplaces, market data and related information services, network, trade compression and other post-trade services, analytics related to financial instruments and markets, and other financial technology solutions. Fenics® brands also operate under the names Fenics®, FMX™, FMX Futures Exchange™, Fenics Markets Xchange™, Fenics Futures Exchange™, Fenics UST™, Fenics FX™, Fenics Repo™, Fenics Direct™, Fenics MID™, Fenics Market Data™, Fenics GO™, Fenics PortfolioMatch™, kACE2®, and Lucera®.

BGC Group, BGC Partners, BGC Trader, GFI, GFI Ginga, CreditMatch, Fenics, Fenics.com, FMX, Sunrise Brokers, Poten & Partners, RP Martin, kACE2, Capitalab, Swaptioniser, CBID, and Lucera are trademarks/service marks, and/or registered trademarks/service marks of BGC Group, Inc. and/or its affiliates.

BGC Group promotes the efficiency of the global capital markets, acting as market infrastructure to the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC Group has an extensive number of offices globally in major markets including New York and London, as well as in Bahrain, Beijing, Bogotá, Brisbane, Cape Town, Chicago, Copenhagen, Dubai, Dublin, Frankfurt, Geneva, Hong Kong, Houston, Johannesburg, Madrid, Manila, Melbourne, Mexico City, Miami, Milan, Monaco, Nyon, Paris, Perth, Rio de Janeiro, Santiago, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tel Aviv, Tokyo, Toronto, Wellington, and Zurich.

As of June 30, 2023, BGC Group had 2,024 brokers, salespeople, managers, technology professionals and other front-office personnel across its businesses.

BGC Group Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “BGC.”

The Corporate Conversion

Effective at 12:02 am Eastern Time on July 1, 2023, BGC Partners, along with certain other entities, consummated a series of mergers and related transactions which resulted in it, as the predecessor company, becoming a wholly owned subsidiary of BGC Group, the successor company (the “Corporate Conversion”).

Prior to the closing of the Corporate Conversion, BGC Partners and BGC Holdings, L.P.—which was a consolidated subsidiary of BGC Partners for accounting purposes—held, directly or indirectly and on a combined basis, 100% of the limited partnership interests in the BGC OpCos. The limited partners of BGC Holdings, L.P., in their capacities as such, participated in the economics of the BGC OpCos indirectly through BGC Holdings, L.P., and the stockholders of BGC Partners, in their capacities as such, participated in the economics of the BGC OpCos indirectly through BGC Partners. This structure is sometimes referred to as an Up-C structure.

When the Corporate Conversion was completed, the limited partners of BGC Holdings, L.P. ceased participating in the economics of the BGC OpCos indirectly through BGC Holdings, L.P. and instead began to participate in the economics of the BGC OpCos indirectly through BGC Group. The stockholders of BGC Partners also began to participate in the economics of the BGC OpCos indirectly through BGC Group. BGC Group has Class A common stock and Class B common stock with terms that are substantially similar to the Class A common stock of BGC Partners and Class B common stock of BGC Partners, respectively, prior to the Corporate Conversion. The Corporate Conversion therefore had the effect of transforming the organizational structure of the BGC entities from an Up-C structure to a simplified “Full C-Corporation” structure, and as a result of the Corporate Conversion, BGC Group indirectly owns 100% of the BGC OpCos, which entitles BGC Group to control each of BGC U.S. OpCo and BGC Global OpCo.

BGC Partners has ceased filing reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and does not currently intend to resume filing reports with the SEC. In February 2023, BGC Partners terminated the market-making registration statement on Form S-3 that previously allowed its affiliate CF&Co to make a market in the Old Notes. BGC Group currently intends to file a market-making registration statement on Form S-3 to allow its affiliate CF&Co to make a market in the New Notes after the close of the exchange offers. There is no intent to file a future market-making registration statement relating to the Old Notes.

In connection with the closing of the exchange offers, BGC Group intends to assume BGC Partners’ (i) credit agreement between BGC Partners and Cantor, dated March 19, 2018, as amended August 6, 2018, allowing either party or its subsidiaries to borrow up to $400.0 million (the “Cantor credit agreement”), and (ii) unsecured revolving credit agreement with Bank of America, N.A., as administrative agent, and a syndicate of lenders, dated as of November 28, 2018, that provides for a maximum revolving loan balance of $375.0 million and matures on March 10, 2025 (the “revolving credit facility”). We currently intend for BGC Group to be the issuer and obligor on our future debt issuances and credit arrangements, rather than BGC Partners.

Corporate Structure1

[1]	Dollar amounts shown are net of deferred financing costs.

Questions and Answers About the Exchange Offers and Consent Solicitations

The following are answers to certain questions that you may have regarding the exchange offers and consent solicitations. You should read and carefully consider the remainder of this document because the information in this section does not provide all of the information that might be important to you. Additional important information and risk factors are also contained in the documents incorporated by reference into this prospectus. Please read the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Q:   Why is BGC Group making the exchange offers and consent solicitations?

A:   BGC Group is conducting the exchange offers to simplify its capital structure, centralize its reporting obligations and give existing holders of Old Notes the option to obtain securities issued by BGC Group. We are conducting the consent solicitations to, among other things, (i) eliminate certain affirmative and restrictive covenants and events of default in the Old Notes Indentures, (ii) amend the Old 2028 Notes Registration Rights Agreement for the purpose of terminating such agreement, and (iii) make certain conforming or other changes to the Old Notes Indentures to reflect the proposed amendments. We are conducting the exchange offers and consent solicitations in order to ease administration of BGC Group’s consolidated indebtedness. We currently intend for BGC Group to be the issuer and obligor on our future debt issuances and credit arrangements, rather than BGC Partners.

Q:   What will I receive if I tender my Old Notes in the exchange offers and consent solicitations?

A:   Subject to the conditions described in this prospectus, each Old Note of the applicable series that is validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date, and not validly withdrawn, will be eligible to receive a New Note of the applicable series designated in the table below, which will accrue interest at the same annual interest rate, have the same interest payment dates, same maturity date and the same optional redemption provisions as the Old Note for which it was exchanged.

Title of Series of Old Notes Issued by BGC Partners to Be Exchanged	Title of Series of New Notes to Be Issued by BGC Group
3.750% Senior Notes due 2024	3.750% Senior Notes due 2024
4.375% Senior Notes due 2025	4.375% Senior Notes due 2025
8.000% Senior Notes due 2028	8.000% Senior Notes due 2028

Specifically, in exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date, and not validly withdrawn, holders of such Old Notes will receive the Total Consideration, which consists of $1,000 principal amount of New Notes of the applicable series (including the Early Participation Premium, which consists of $30 principal amount of New Notes) and a cash amount of $1.00.

BGC Group will enter into a new indenture (the “New Base Indenture”) that will govern the New Notes. BGC Group will enter into a separate supplemental indenture for each series of New Notes (collectively, the “New Notes Supplemental Indentures”) with UMB Bank, N.A., as trustee (the “New Notes Trustee”).

The New Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the New Notes—General.” We will not accept tenders of Old Notes if such tender would result in the holder thereof receiving in the applicable exchange offer an amount of New

Notes below the minimum denomination of such series. If we would be required to issue a New Note in a denomination other than $2,000 or an integral multiple of $1,000 in excess thereof, we will, in lieu of such issuance, issue to such holder a New Note of the applicable series in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and whole multiples of $1,000 thereafter; and pay a cash amount equal to: the difference between (i) the principal amount of the New Notes of the applicable series to which the tendering holder would otherwise be entitled and (ii) the principal amount of the New Notes actually issued in accordance with this paragraph; plus accrued and unpaid interest, if any, on the principal amount of Old Notes corresponding to such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by The Depository Trust Company (“DTC”) to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will BGC Group be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The New Notes you receive in exchange for Old Notes of the applicable series will accrue interest from (and including) the most recent interest payment date on such Old Notes. Except as otherwise set forth above, no accrued but unpaid interest will be paid with respect to Old Notes tendered for exchange.

Validly tendering Old Notes for New Notes will constitute automatic consent to the Consent Solicitation.

Q:   What are the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement?

A:   The proposed amendments will, among other things, eliminate certain affirmative and restrictive covenants and events of default in the Old Notes Indentures with respect to the Old Notes and amend the Old 2028 Notes Registration Rights Agreement for the purpose of terminating such agreement and therefore, terminate BGC Partners’ obligation to file a registration statement with the SEC with respect to an offer to exchange the Old 2028 Notes for a new issue of substantially similar notes registered under the Securities Act.

The Requisite Consent Condition has been satisfied, and assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, each of the sections or provisions listed below will be deleted in its entirety unless otherwise indicated (terms used below and not otherwise defined in this prospectus have the meanings given to such terms in the applicable Old Notes Indenture):

The proposed amendments to the Old Base Indenture are:

(i)

Clauses 5 and 6 of Section 501—Events of Default related to court-ordered or voluntary, respectively, bankruptcy, insolvency, reorganization or similar proceedings by BGC Partners or its significant subsidiaries, will be deleted and replaced with [Reserved].

(ii)	Section 801—Company May Consolidate, Etc., Only on Certain Terms will be deleted and replaced with [Reserved].

(iii)	Section 802—Successor Person Substituted for Company will be deleted.

(iv)	Section 1005—Corporate Existence will be deleted and replaced with [Reserved].

The proposed amendments to the Old 2024 Notes Supplemental Indenture are:

(i)	Section 2.4—Offer to Repurchase Upon a Change of Control Triggering Event will be deleted and replaced with [Reserved].

(ii)	Section 2.5—Limitation on Liens on Capital Stock of Designated Subsidiaries will be deleted and replaced with [Reserved].

(iii)	Section 2.8—Reports to Holders will be deleted and replaced with [Reserved].

(iv)	Section 2.9—Events of Default.

-

The third clause thereunder will be deleted and replaced with the following (increasing the principal amount of Old 2024 Notes required for delivery of a notice of default to 95% from 25% of outstanding Old 2024 Notes):

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or any of the Securities of such series (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 95% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or, and

-	The fourth and fifth clauses thereunder will be deleted in their entirety.

The proposed amendments to the Old 2025 Notes Supplemental Indenture are:

(i)	Section 2.4—Offer to Repurchase Upon a Change of Control Triggering Event will be deleted and replaced with [Reserved].

(ii)	Section 2.5—Limitation on Liens on Capital Stock of Designated Subsidiaries will be deleted and replaced with [Reserved].

(iii)	Section 2.8—Reports to Holders will be deleted and replaced with [Reserved].

(iv)	Section 2.9—Events of Default.

-

The third clause thereunder will be deleted and replaced with the following (increasing the principal amount of Old 2025 Notes required for delivery of a notice of default to 95% from 25% of outstanding Old 2025 Notes):

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or any of the Securities of such series (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 95% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or, and

-	The fourth and fifth clauses thereunder will be deleted in their entirety.

The proposed amendments to the Old 2028 Notes Supplemental Indenture are:

(i)	Section 2.4—Offer to Repurchase Upon a Change of Control Triggering Event will be deleted and replaced with [Reserved].

(ii)	Section 2.5—Limitation on Liens on Capital Stock of Designated Subsidiaries will be deleted and replaced with [Reserved].

(iii)	Section 2.8—Reports to Holders will be deleted and replaced with [Reserved].

(iv)	Section 2.9—Events of Default.

-

The third clause thereunder will be deleted and replaced with the following (increasing the principal amount of Old 2028 Notes required for delivery of a notice of default to 95% from 25% of outstanding Old 2028 Notes):

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or any of the Securities of such series (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 95% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or, and

-	The fourth and fifth clauses thereunder will be deleted in their entirety.

The supplemental indenture that BGC Partners will enter into with the Old Notes Trustee to effect the proposed amendments is referred to herein as the “Indenture Amendment.”

The proposed amendments would amend the Old Notes Indentures, the Old Notes and any exhibits thereto, to make certain conforming or other changes to the Old Notes Indentures, the Old Notes and any exhibits thereto, including modification or deletion of certain definitions and cross-references.

The Requisite Consents (as defined in “The Proposed Amendments”) for a given series of Old Notes must be received in order for the applicable terms of such Old Notes and the relevant Old Notes Indenture to be amended. The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline.

The deletion or modification of the restrictive covenants contemplated by the proposed amendments will among other things, permit BGC Partners and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Old Notes. See “Description of the Differences Between the Old Notes and the New Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments,” and “Description of the New Notes.”

Q:   What is the Old 2028 Notes Registration Rights Agreement?

A:   The Old 2028 Notes were sold by BGC Partners to certain initial purchasers, represented by Goldman Sachs & Co. LLC, BofA Securities, Inc., CF&Co, PNC Capital Markets LLC, Regions Securities LLC, and Wells Fargo Securities, LLC (collectively, the “Old 2028 Notes Representatives”) on May 25, 2023, in a transaction that was exempt from registration under the Securities Act. In connection with the sale of the Old 2028 Notes, BGC Partners entered into the Old 2028 Notes Registration Rights Agreement with the Old 2028 Notes Representatives. Pursuant to the Old 2028 Notes Registration Rights Agreement, BGC Partners is obligated to file a registration statement with the SEC with respect to an offer to exchange the Old 2028 Notes for a new issue of notes registered under the Securities Act. In certain circumstances, BGC Partners may be required to file a shelf registration statement covering resales of the Old 2028 Notes. In connection with the exchange offers, we are soliciting the consent of the holders of the Old 2028 Notes to amend the Old 2028 Notes Registration Rights Agreement for the purpose of terminating such agreement, which consents were received as of the Consent Revocation Deadline. Holders of Old 2028 Notes who tender their notes in the exchange offers will receive New Notes registered under the Securities Act on the Settlement Date if their notes are accepted for exchange. Holders of Old 2028 Notes that do not properly tender their Old 2028 Notes will continue to hold unregistered notes as a result of the amendment to terminate the Old 2028 Notes Registration Rights Agreement, and their ability to register or transfer the outstanding Old 2028 Notes will be adversely affected. As a consequence of any or all of the foregoing, the liquidity, market value and price of Old Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

Q:   What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:   If you do not exchange your Old Notes for New Notes in the applicable exchange offer, you will not receive the benefit of having the BGC parent entity, BGC Group, as the obligor of your notes. In addition, since the Requisite Consents for all series of Old Notes have been obtained (and when the proposed amendments to such series of Old Notes become effective), such amendments will apply to all Old Notes of such series, even though the remaining holders of such Old Notes did not consent to the proposed amendments, and since the Requisite Consents needed to amend the Old 2028 Notes Registration Rights Agreement to terminate it have been obtained, such termination will affect the remaining holders of such Old 2028 Notes even though the remaining holders of such Old 2028 Notes did not consent to the termination. Thereafter, all such Old Notes will be governed by the relevant Old Notes Indenture as amended by the proposed amendments. Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of the Old Notes compared to those currently in the Old Notes Indentures, and BGC Partners will have no obligation to file a registration statement with the SEC with respect to an offer to exchange the Old 2028 Notes for a new issue of substantially similar notes registered under the Securities Act.

Additionally, the trading market for any remaining Old Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining Old Notes more volatile. While BGC Group currently intends to file a market-making registration statement on Form S-3 to allow its affiliate CF&Co to make a market in the New Notes, we cannot assure you of the development or liquidity of any market for the New Notes. However, the Old Notes will not benefit from any increases in liquidity due to such market-making registration statement on Form S-3. Further, holders of Old 2028 Notes that do not properly tender their Old 2028 Notes will continue to hold unregistered notes as a result of the amendment to terminate the Old 2028 Notes Registration Rights Agreement, and their ability to register or transfer the outstanding Old 2028 Notes will be adversely affected.

As a consequence of any or all of the foregoing, the liquidity, market value and price of Old Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of those securities compared to those currently in the Old Notes Indentures or those applicable to the New Notes, and the Old 2028 Notes Registration Rights Agreement will be terminated.”

Q:   How do the Old Notes differ from the New Notes to be issued in the exchange offers?

A:   The Old Notes are the obligations solely of BGC Partners, and are governed by the applicable Old Notes Indenture. The New Notes will be the obligations solely of BGC Group and will be governed by BGC Group’s New Base Indenture, which will be similar to the Old Base Indenture, but differ in certain respects. Once the conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, the proposed amendments will, among other things, eliminate certain affirmative and restrictive covenants in the Old Notes Indentures with respect to the Old Notes and amend the Old 2028 Notes Registration Rights Agreement for the purposes of terminating such agreement. The deletion or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit BGC Partners and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Old Notes. See “Description of the Differences Between the Old Notes and the New Notes” and “The Proposed Amendments.”

Q:   What will be the ranking of the New Notes?

A:   The New Notes will be unsecured and unsubordinated obligations of BGC Group and will rank equally with each other and all other unsecured and unsubordinated indebtedness of BGC Group from time to time outstanding. The New Notes will be effectively subordinated to any secured indebtedness of BGC Group to the extent of the value of the assets securing such indebtedness. BGC Group, on a standalone basis, currently has no secured indebtedness outstanding, and no unsecured indebtedness outstanding. In connection with the closing of the exchange offers, BGC Group intends to also assume BGC Partners’ (i) Cantor credit agreement and (ii) revolving credit facility. As a result, after the closing of the exchange offers, $238.8 million of liabilities, net of deferred financing costs, will be pari passu with the New Notes, assuming no change in the amounts outstanding under the Cantor credit agreement and the revolving credit facility.

The New Notes offered will also be structurally subordinated to all existing and future liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish, including any unexchanged Old Notes. As of June 30, 2023, BGC Partners and its subsidiaries had approximately $1.4 billion of unsecured indebtedness, no secured indebtedness, and $1.9 billion of other liabilities, in each case net of deferred financing costs. After the closing of the exchange offers and assuming the full tender of each of the outstanding Old Notes in the exchange offers and our assumption of the Cantor credit agreement and the revolving credit facility, we expect that BGC Partners and its subsidiaries will have no unsecured indebtedness and no secured indebtedness, although it and its subsidiaries will continue to have other liabilities, which will be structurally senior to the New Notes. Any Old Notes that are not exchanged in the exchange offers, by virtue of remaining obligations of BGC Partners, which is a subsidiary of BGC Group, will be structurally senior to the New Notes. We currently intend for BGC Group to be the issuer and obligor on our future debt issuances and credit arrangements, rather than BGC Partners. See “Risk Factors—Risks Relating to the New Notes—Holders of the New Notes will be structurally subordinated to any of our subsidiaries’ third-party indebtedness and obligations, including any Old Notes not exchanged.”

Q:   What consents are required to effect the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement and consummate the exchange offers?

A:   The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline. The Requisite Consents are described in “The Proposed Amendments.”

Q:   May I tender Old Notes in an exchange offer without delivering a consent in the related consent solicitation?

A:   No. By tendering your Old Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Old Notes Indentures with respect to that specific series, as further described under “The Proposed Amendments.” You may not tender your Old Notes for exchange without consenting to the applicable proposed amendments. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline was deemed to be a concurrent revocation of the related consent to the proposed amendments to the applicable Old Notes Indenture.

Q:   May I deliver a consent in a consent solicitations without tendering my Old Notes in the related exchange offer?

A:   No. You may not consent to the proposed amendments to a series of Old Notes and the related Old Notes Indenture without tendering your Old Notes in the applicable exchange offer.

Q:   Can I revoke my consent to the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement, if applicable, without withdrawing my Old Notes?

A:   No. You were able to revoke your consent to the proposed amendments only by withdrawing prior to the Consent Revocation Deadline the related Old Notes you have tendered. If the valid withdrawal of your tendered Old Notes occurred prior to the Consent Revocation Deadline, your consent to the proposed amendments was also revoked. If the valid withdrawal of your tendered Old Notes occurs after the Consent Revocation Deadline, then, as described in this prospectus, you cannot revoke the related consent to the proposed amendments.

Q:   May I tender only a portion of the Old Notes that I hold?

A:    Yes. You may tender only a portion of the Old Notes that you hold provided that tenders of Old Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. You may also tender notes of one series of Old Notes but not the other series.

Q:   What are the conditions to the exchange offers and consent solicitations?

A:   The consummation of the exchange offers and consent solicitation is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, (i) the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount (excluding, for purposes of the Old 2025 Notes, the $14.5 million of such notes currently held by Cantor) of each series of the Old Notes, voting as separate series (which has occurred), and (ii) the registration statement on Form S-4 of which this prospectus forms a part having been declared effective. We may, at our option, waive any such conditions at or by the Expiration Date, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q:   Will BGC Group accept all tenders of Old Notes?

A:   Subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offers, we will accept for exchange any and all Old Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date; provided that we will not accept tenders of Old Notes if such tender would result in the holder thereof receiving in the applicable exchange offer an amount of New Notes below the minimum denomination of such series of New Notes. The Old Notes may be tendered (and corresponding consents given) only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Q:   What will BGC Group do with the Old Notes accepted for exchange in the exchange offers?

A:   We intend to retire and cancel such tendered and accepted Old Notes.

Q:   When will BGC Group issue the New Notes and pay the cash consideration?

A:   Assuming the conditions to the exchange offers are satisfied (including that the registration statement of which this prospectus forms a part has been declared effective by the SEC) or, where permitted, waived, BGC Group will issue the New Notes as global notes in book-entry form and pay the cash consideration on the Settlement Date, which is expected to be promptly on or about the second business day following the Expiration Date.

Q:   Will I be paid the accrued and unpaid interest on my Old Notes accepted for exchange on the Settlement Date?

A:   No, such interest will not be paid in cash on the Settlement Date but rather the New Notes received in exchange for the tendered Old Notes of a given series will accrue interest from (and including) the most recent date to which interest has been paid on such series of Old Notes; provided, that interest will only accrue with respect to the aggregate principal amount of New Notes you receive.

Q:   When will the proposed amendments to the Old Notes Indentures become effective?

A:   The Indenture Amendment was duly executed and delivered by BGC Partners and the Old Notes Trustee promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents. The proposed amendments contained therein will become effective from the Settlement Date, subject to the satisfaction or, where permitted, the waiver of the conditions to the relevant exchange offer.

Q:   When will the Old 2028 Notes Registration Rights Agreement terminate?

A:   Since the Requisite Consents have been obtained to amend the Old 2028 Notes Registration Rights Agreement to terminate such agreement, the Old 2028 Notes Registration Rights Agreement will terminate upon the written acknowledgement of the amendment of the Old 2028 Notes Registration Rights Agreement to terminate such agreement (the “Written Acknowledgement”) executed by BGC Partners and each of the Old 2028 Notes Representatives. The Written Acknowledgement was executed promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and will be effective upon the Settlement Date, subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offer for the Old 2028 Notes.

Q:   When will the exchange offers expire?

A:   Each exchange offer will expire at 5:00 p.m., New York City time, on October 4, 2023, unless we extend the applicable exchange offer, in which case the Expiration Date will be the latest date and time to which the exchange offer is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q:   Can I withdraw after I tender my Old Notes and deliver my consent?

A:   Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the applicable exchange offer. Consents to the proposed amendments may no longer be revoked. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline was deemed to be a concurrent revocation of the related consent to the proposed amendments to the applicable Old Notes Indenture, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline was deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents and your consents will continue to be deemed delivered. No additional payment will be made for a holder’s consent to the proposed amendments.

Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless BGC Group is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Old Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:   How do I exchange my Old Notes if I am a beneficial owner of Old Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Old Notes for me?

A:   Currently, all of the Old Notes are global notes in book-entry form and can only be tendered by following the procedures described under “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes—Old Notes Held with DTC by a DTC Participant.” Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the exchange offers. You should keep in mind that your intermediary may require you to take action with respect to the exchange offers and consent solicitations a number of days before the Expiration Date in order for such entity to tender Old Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the exchange offers and consent solicitations.

Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

If any Old Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers and consent solicitations, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes—Old Notes Held Through a Nominee by a Beneficial Owner.”

Q:   Will I have to pay any fees or commissions if I tender my Old Notes for exchange in the exchange offers?

A:   You will not be required to pay any fees or commissions to BGC Group, the dealer manager, the solicitation agent, the exchange agent or the information agent in connection with the exchange offers. If your Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Old Notes on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:   Will the New Notes be listed on an exchange?

A:   The New Notes will not be listed on any securities exchange. We cannot assure you of the development or liquidity of any market for the New Notes.

Q:   Are there procedures for guaranteed delivery of the Old Notes?

A:   No. There are no guaranteed delivery procedures applicable to the exchange offers. All holders wishing to participate in the exchange offers must validly tender their Old Notes in accordance with the procedures described in this prospectus prior to the Expiration Date to be eligible to receive the Total Consideration.

Q:   Is any recommendation being made with respect to the exchange offers and consent solicitations?

A:   None of BGC Group, BGC Partners, the dealer manager, the solicitation agent, the exchange agent, the information agent, or the Old Notes Trustee or any other person is making any recommendation as to whether or not you should tender Old Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations (and in so doing, consent to the proposed amendments). You should consult your own advisor for legal, financial, business and tax advice.

Q:   To whom should I direct any questions?

A:   Questions concerning the terms of the exchange offers or the consent solicitations for the Old Notes should be directed to the following dealer manager and solicitation agent:

BofA Securities, Inc.

620 South Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Attention: Liability Management

Toll Free: +1 (888) 292-0070

Collect: +1 (980) 387-3907

Email: debt_advisory@bofa.com

Questions concerning tender procedures for the Old Notes and requests for additional copies of this prospectus and the letter of transmittal should be directed to the information agent:

D.F. King & Co., Inc. (“D.F. King”)

48 Wall Street, 22nd Floor

New York, NY 10005

Toll Free: (877) 732-3614

Call Collect: (212) 269-5550

Email: bgc@dfking.com

Material U.S. Federal Income Tax Considerations

For information on the material U.S. federal income tax consequences of the exchange offer, please read the section titled “Material U.S. Federal Income Tax Considerations” beginning on page 68.

No Appraisal or Dissenters’ Rights

Holders of the Old Notes do not have any appraisal rights or dissenters’ rights under New York law, the law governing the Old Notes Indentures and the Old Notes, or under the terms of the Old Notes Indentures in connection with the exchange offers and consent solicitations. See “The Exchange Offers and Consent Solicitation—Absence of Dissenters’ Rights.”

Risk Factors

You should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this prospectus before deciding whether to tender your notes and consent to the proposed amendments. Some of these risks include, but are not limited to, those described in the sections titled “Risk Factors—Risks Relating to the New Notes” and “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations.” Please carefully read this prospectus, and particularly, the section titled “Risk Factors” beginning on page 28.

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any supplement, together with the documents incorporated by reference herein and therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

The Exchange Offers and Consent Solicitations

Offeror	BGC Group, Inc.

The Exchange Offers	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, BGC Group is offering to exchange any and all outstanding Old Notes of each series listed on the front cover of this prospectus for (i) newly issued New Notes with the same interest rates, interest payment dates, maturity dates and the same optional redemption provisions as the corresponding series of Old Notes and (ii) cash. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Exchange Offers Independent of One Another

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

The Consent Solicitations	BGC Group is soliciting consents to (i) the proposed amendments of the Old Notes Indentures from holders of the Old Notes and (ii) the amendment to terminate the Old 2028 Notes Registration Rights Agreement from holders of the Old 2028 Notes, on behalf of BGC Partners and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your Old Notes for exchange without delivering a consent to the proposed amendments to the applicable Old Notes Indenture and you may not deliver consents in the consent solicitations with respect to your Old Notes without tendering such Old Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected with respect to each series of Old Notes, will, among other things, cause the Old Notes and the Old Notes Indentures to have fewer restrictive terms and afford reduced protections to the remaining holders of those Old Notes compared to those currently in the Old Notes Indentures or those that will be applicable to the New Notes, and will amend the Old 2028 Notes Registration Rights Agreement to terminate it. See “The Proposed Amendments.”

Requisite Consents

The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline.

See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Procedures for Participation in the Exchange Offers and Consent Solicitations

If you wish to participate in any exchange offer and consent solicitation, you must cause the book-entry transfer of your Old Notes to the exchange agent’s account at DTC and the exchange agent must receive a confirmation of book-entry transfer as follows:

•  a completed letter of transmittal and consent; or

•  an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes.”

No Guaranteed Delivery Procedures

No guaranteed delivery procedures are available in connection with the exchange offers and consent solicitations. You must tender your Old Notes and deliver your consents by the Expiration Date in order to participate in the exchange offers and consent solicitations.

Total Consideration	In exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to the Expiration Date and not validly withdrawn (and subject to the minimum denomination of such series), holders of such Old Notes will receive the Total Consideration, which consists of $1,000 principal amount of New Notes of the applicable series and a cash amount of $1.00.

Early Participation Date and Consent Revocation Deadline	5:00 p.m., New York City time, on September 19, 2023.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on October 4, 2023, or a later date and time to which BGC Group extends such expiration with respect to one or more series of Old Notes.

Settlement Date	The Settlement Date is expected to be the second business day following the Expiration Date.

Withdrawal and Revocation

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the applicable exchange offer. Consents to the proposed amendments may no longer be revoked. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline was deemed to be a concurrent revocation of the related consent to the proposed amendments to the applicable Old Notes Indenture and the Old 2028 Notes Registration Rights Agreement, if applicable, and a revocation of such consent to the proposed amendments prior to the Consent Revocation Deadline was deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents and such consents will continue to be deemed delivered.

Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless BGC Group is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Old Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” at or by the Expiration Date, including, among other things, (i) the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Old Notes (excluding, for purposes of the Old 2025 Notes, the $14.5 million of such notes currently held by Cantor) (which has occurred) and (ii) the registration statement of which this prospectus forms a part having been declared effective by the SEC. We may, at our option, waive any such conditions at or by the Expiration Date, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC.

The Requisite Consents for a given series of Old Notes must be received in order for the terms of such notes and the applicable Old Notes Indenture to be amended. The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline.

For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Acceptance of Old Notes and Consents and Delivery of New Notes	You may not consent to the proposed amendments to the Old Notes Indenture applicable to your series of Old Notes, or the Old 2028 Notes Registration Rights Agreement, if applicable, without tendering your Old Notes in the applicable exchange offer, and you may not tender your Old Notes for exchange without consenting to the applicable proposed amendments.

Subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offers and consent solicitations, BGC Group will accept for exchange any and all Old Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; provided that we will only accept tenders of Old Notes (and corresponding consents thereto) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; likewise, because the act of validly tendering Old Notes of a given series will also constitute the valid delivery of consents to the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement, if applicable, with respect to the series of Old Notes so tendered, on behalf of BGC Partners, BGC Group will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. The New Notes issued pursuant to the exchange offers will be issued and delivered, and the cash amounts payable will be delivered, through the facilities of DTC promptly on the Settlement Date. We will return to you any Old Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of Old Notes for Exchange; New Notes.”

U.S. Federal Income Tax Considerations

Exchanges of the Old Notes for the New Notes pursuant to the exchange offers and consent solicitations will be taxable transactions for U.S. federal income tax purposes. Holders should consider the U.S. federal income tax consequences of participating or not participating in the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you. See “Material U.S. Federal Income Tax Considerations.”

Consequences of Not Exchanging Old Notes for New Notes

If you do not exchange your Old Notes for New Notes in the exchange offers, you will not receive the benefit of having BGC Group as the obligor of your notes. The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline. Consequently, once the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement

become effective, the amendments will apply to all Old Notes that are not acquired in the exchange offers, even though the holders of those Old Notes did not consent to the proposed amendments. Thereafter, all such Old Notes will be governed by the relevant Old Notes Indenture as amended by the proposed amendments. Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of the Old Notes compared to those currently in the Old Notes Indentures or those applicable to the New Notes, and the Old 2028 Notes Registration Rights Agreement will be terminated.

The trading market for any remaining Old Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Old Notes that are not tendered and accepted more volatile. Further, holders of Old 2028 Notes that do not properly tender their Old 2028 Notes will continue to hold unregistered notes as a result of the amendment to terminate the Old 2028 Notes Registration Rights Agreement, and their ability to register or transfer the outstanding Old 2028 Notes will be adversely affected. See “Risk Factors— Risks Relating to the Exchange Offers and Consent Solicitations—Once the proposed amendments are effected and the Old 2028 Notes Registration Rights Agreement is amended to terminate such agreement, holders of the Old 2028 Notes who do not tender their Old 2028 Notes will have no further rights under the Old 2028 Notes Registration Rights Agreement, including registration rights, their notes will continue to be subject to transfer restrictions” for additional information.

As a consequence of any or all of the foregoing, the liquidity, market value and price volatility of Old Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers. We intend to retire and cancel such tendered and accepted Old Notes.

Exchange Agent, Information Agent, Dealer Manager and Solicitation Agent	D.F. King is serving as the exchange agent and information agent for the exchange offers and consent solicitations for the Old Notes.

BofA Securities, Inc. is serving as the dealer manager for the exchange offers and as the solicitation agent with regards to the consent solicitations.

The addresses and telephone numbers of the dealer manager, the solicitation agent, the information agent and the exchange agent are set forth on the back cover of this prospectus.

We have other business relationships with the dealer manager and the solicitation agent, as described in “The Exchange Offers and Consent Solicitations—Dealer Manager and Solicitation Agent.”

No Recommendation	None of BGC Group, BGC Partners, the dealer manager, the solicitation agent, the information agent, the exchange agent, or the Old Notes Trustee or any other person is making any recommendation as to whether or not you should tender Old Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations (and in so doing, consent to the adoption of the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement, if applicable). You should consult your own advisor for legal, financial, business and tax advice.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 28 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer manager and the solicitation agent at the addresses and telephone numbers set forth on the back cover of this prospectus. Questions concerning the tender procedures and requests for additional copies of the prospectus and the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover of this prospectus.

The New Notes

The summary below describes the principal terms and conditions of the applicable series of New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of each series of New Notes.

Issuer	BGC Group, Inc.

Securities Offered	We are offering up to $950 million aggregate principal amount of New Notes of the following series:

1. $300,000,000 aggregate principal amount of 3.750% Senior Notes due October 1, 2024 (the “New 2024 Notes”);

2. $300,000,000 aggregate principal amount of 4.375% Senior Notes due December 15, 2025 (the “New 2025 Notes”); and

3. $350,000,000 aggregate principal amount of 8.000% Senior Notes due May 25, 2028 (the “New 2028 Notes”).

Ranking	The New Notes will be our senior unsecured obligations and rank equally in right of payment with each other and with all of our existing and future senior unsecured debt and senior in right of payment to our debt that is expressly subordinated to the New Notes, if any. The New Notes will rank effectively junior to our secured debt to the extent of the value of the assets securing such debt. The New Notes will be structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries, including any unexchanged Old Notes.

Interest Rates; Interest Payment Dates; Maturity Dates

Each series of New Notes will have the same interest rates, interest payment dates and maturity dates and the same optional redemption provisions as the corresponding series of Old Notes for which they are being offered in exchange.

Each New Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Old Note. No accrued but unpaid interest will be paid with respect to any Old Notes validly tendered and not validly withdrawn prior to the Expiration Date. Holders of Old Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from BGC Partners in respect of interest accrued from the date of the last interest payment date (or the most recent date to which interest has been paid or duly provided for) in respect of their Old Notes. Consequently, holders of New Notes will receive the same interest payments that they would have received had they not exchanged their Old Notes in the applicable exchange offer.

Interest Rates and Maturity Dates	Interest Payment Dates
3.750% Senior Notes due October 1, 2024	April 1 and October 1
4.375% Senior Notes due December 15, 2025	June 15 and December 15
8.000% Senior Notes due May 25, 2028	May 25 and November 25

The interest rate payable on each of the New 2024 Notes, the New 2025 Notes, and the New 2028 Notes will be subject to adjustment from time to time based on the debt rating assigned by specific rating agencies to each of the New Notes. See “Description of the New Notes—Interest Rate Adjustment Based on Rating Events.”

Optional Redemption

We may redeem any series of the New Notes at any time or from time to time for cash at a “make-whole” redemption price.

For a more complete description of the redemption provisions for the New Notes, see “Description of the New Notes—Optional Redemption.”

Change of Control; Offer to Repurchase

If a Change of Control Triggering Event described under “Description of the New Notes—Offer to Repurchase Upon a Change of Control Triggering Event” occurs, we must offer to repurchase the New Notes for cash at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the New Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Denominations

The New Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In the exchange offers, the principal amount of each New Note issued to a holder will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the difference between the principal amount of the New Notes to which the tendering holder would otherwise be entitled and the principal amount of the New Note actually issued, plus accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Listing	The New Notes will not be listed on any securities exchange. We cannot assure you of the development or liquidity of any market for the New Notes.

Form and Settlement	The New Notes will be issued only in registered global notes, in book-entry form, which will be deposited with, or on behalf of, DTC and registered in the name of its nominee, Cede & Co.

Further Issues	We may from time to time, without notice to, or the consent of, the holders of any series of the New Notes, create and issue further notes ranking equally and ratably with such series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the New Notes of such series.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Trustee	The New Notes Trustee for the New 2024 Notes, the New 2025 Notes, and the 2028 Notes shall be UMB Bank, N.A.

Risk Factors	You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus for an explanation of certain risks of investing in the New Notes.

RISK FACTORS

You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to participate in the exchange offers and consent solicitations. Your investment in the New Notes involves risks. Before investing in the New Notes, you should carefully consider, among other matters, the risk factors below. In addition, you should read and consider the risks associated with the businesses of BGC Group, including those identified in BGC Partners’ Annual Report on Form 10-K for the year ended December 31, 2022, and any updates to those risk factors or new risk factors contained in BGC Group’s subsequent filings with the SEC incorporated by reference herein.

Risks Relating to the New Notes

Holders will recognize gain or loss for U.S. federal income tax purposes on the exchange of Old Notes for New Notes.

The exchange of the Old Notes for the New Notes pursuant to the exchange offers will be treated as a taxable disposition of the Old Notes in exchange for the New Notes for U.S. federal income tax purposes. Accordingly, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) that tender the Old Notes in exchange for the New Notes will recognize gain or loss for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations—Tax Consequences to Exchanging U.S. Holders—The Exchange Offers” and “Material U.S. Federal Income Tax Considerations—Tax Consequences to Exchanging Non-U.S. Holders—The Exchange Offers.”

The New Notes will be unsecured and effectively subordinate to our secured indebtedness to the extent of the collateral therefor, and will rank pari passu with our other unsecured senior indebtedness.

The New Notes will be unsecured general obligations of BGC Group. Holders of our secured indebtedness, if any, will have claims that are prior to your claims as holders of the New Notes, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the New Notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the New Notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the New Notes. As a result, holders of the New Notes may receive less, ratably, than holders of our secured indebtedness. Additionally, the New Notes will be our senior unsecured obligations and will rank equally with all of our other indebtedness that is not expressly subordinated to the New Notes. As of the closing of this exchange offer, BGC Group will have approximately $238.8 million of indebtedness that is pari passu with the New Notes, assuming our assumption of the (i) Cantor credit agreement and (ii) revolving credit facility, and assuming no change in the amounts outstanding under the Cantor credit agreement and the revolving credit facility.

Holders of the New Notes will be structurally subordinated to any of our subsidiaries’ third-party indebtedness and obligations, including any Old Notes not exchanged.

The New Notes will be obligations of BGC Group exclusively. All of our operations are conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the New Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against any of our subsidiaries, all claims of third-party creditors (including trade creditors and holders of any Old Notes not exchanged) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the New Notes. Consequently, the New Notes will be structurally subordinated to all existing and future liabilities of any of our current or future subsidiaries.

As of June 30, 2023 BGC Partners and its subsidiaries had outstanding approximately $1.4 billion of unsecured indebtedness, net of deferred financing costs, no secured indebtedness, and $1.9 billion of other liabilities. After the closing of the exchange offers and assuming the full tender of each of the outstanding Old Notes in the exchange offers and our assumption of the Cantor credit agreement and the revolving credit facility, we expect that BGC Partners and its subsidiaries will have no unsecured indebtedness and no secured indebtedness, although it and its subsidiaries will continue to have other liabilities, which will be structurally senior to the New Notes. We currently intend for BGC Group to be the issuer and obligor on our future debt issuances and credit arrangements, rather than BGC Partners.

The price at which you will be able to sell your New Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally exchanged it for.

The New Notes will constitute new issues of securities for which there are no existing trading markets. In addition, we do not intend to apply to list the New Notes on any securities exchange and no active trading market for any of the New Notes may develop. We believe that the value of the New Notes in any secondary markets, to the extent such develop, would be affected by the supply and demand of the New Notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the New Notes of a change in a specific factor, assuming all other conditions remain constant.

The market price for the New Notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the New Notes.

You may not be able to sell your New Notes if active trading markets for the New Notes do not develop, which could adversely affect the price of the New Notes in the secondary market and your ability to resell the New Notes should you desire to do so.

The New Notes will constitute new issues of securities for which there are no existing trading markets. In addition, we do not intend to apply to list the New Notes on any securities exchange, and no active trading market for any of the New Notes may develop. We cannot provide you with any assurance as to:

1.	the existence of an active trading market for the New Notes;

2.	the liquidity of any trading market that may exist or develop;

3.	the ability of holders to sell their New Notes; or

4.	the price at which the holders would be able to sell their New Notes.

While BGC Group currently intends to file a market-making registration statement on Form S-3 to allow its affiliate CF&Co to make a market in the New Notes, we cannot assure you of the development or liquidity of any market for the New Notes. If no active trading markets develop, you may be unable to resell the New Notes at any price or at their fair market value or at all.

In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your New Notes. These factors include:

•	the method of calculating the principal and interest in respect of your New Notes;

•	the time remaining to the maturity of your New Notes;

•	the outstanding amount of New Notes relative to your New Notes; and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell your New Notes. This may affect the price you receive for your New Notes or your ability to sell your New Notes at all. You should not purchase any New Notes unless you understand and will be able to bear the risk that the New Notes may not be readily saleable, that the value of the New Notes will fluctuate over time and that these fluctuations may be significant.

Credit ratings, if any, may not reflect all risks of an investment in the New Notes.

The credit ratings, if any, assigned to the New Notes will be limited in scope, and do not address all material risks relating to an investment in the New Notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that those credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by one or more rating agencies if, in that rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the New Notes and increase our corporate borrowing costs.

There will be limited covenants in the New Base Indenture.

Neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities, including additional senior debt, under the New Base Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the New Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we will not be restricted under the New Base Indenture from granting security interests over our assets, except to the extent described under “Description of the New Notes—Certain Covenants—Limitations on Liens on Stock of Subsidiaries” in this prospectus, or from paying dividends or issuing or repurchasing our securities.

In addition, there will be no financial covenants in the New Base Indenture. You will not be protected under the New Base Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the New Notes—Consolidation, Merger or Sale.”

Redemption may adversely affect your return on the New Notes.

We will have the right to redeem some or all of the New Notes prior to maturity, as described under “Description of the New Notes—Optional Redemption.” We may redeem the New Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the New Notes.

Risks Relating to the Exchange Offers and Consent Solicitations

Our board of directors has not made a recommendation as to whether you should tender your Old Notes in exchange for New Notes in the exchange offers, and we have not obtained a third-party determination that the exchange offers are fair to holders of our Old Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of the Old Notes should tender their Old Notes in exchange for New Notes pursuant to the exchange offers. We have not retained, and do not intend to retain, any party to act on behalf of the holders of the Old Notes for purposes of negotiating the terms of these exchange offers, or preparing a report or making any recommendation concerning the fairness of these exchange offers. Therefore, if you tender your Old Notes, you may not receive more than or as much value as if you chose to keep them. Holders of the Old Notes must make their own independent decisions regarding their participation in the exchange offers.

Upon consummation of the exchange offers, holders who exchange Old Notes will lose their rights under such Old Notes.

If you tender Old Notes and your Old Notes are accepted for exchange pursuant to the exchange offers, you will lose all of your rights as a holder of the exchanged Old Notes, including, without limitation, your right to future interest and principal payments with respect to the exchanged Old Notes. In addition, the Old Notes are issued by BGC Partners, a subsidiary of ours, and, as such, any Old Notes that remain outstanding following consummation of the exchange offers will be structurally senior to the New Notes.

Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of those securities compared to those currently in the Old Notes Indentures or those applicable to the New Notes, and the Old 2028 Notes Registration Rights Agreement will be terminated.

The proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement would, among other things, eliminate certain affirmative or restrictive covenants and events of default in the Old Notes Indentures and amend the Old 2028 Notes Registration Rights Agreement for the purpose of terminating such agreement. The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline. Once the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement become effective, each non-exchanging holder of the Old Notes of a given series will be bound by the proposed amendments as adopted even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain previously prohibited, or omit to take previously required, actions that could adversely affect the liquidity, market price and price volatility of the Old Notes or otherwise be adverse to the interests of the holders of the Old Notes. See “The Proposed Amendments.”

Once the proposed amendments are effected and the Old 2028 Notes Registration Rights Agreement is amended to terminate such agreement, holders of the Old 2028 Notes who do not tender their Old 2028 Notes will have no further rights under the Old 2028 Notes Registration Rights Agreement, including registration rights, and their Old 2028 Notes will continue to be subject to transfer restrictions.

The Old 2028 Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. If you do not exchange your Old 2028 Notes for New 2028 Notes pursuant to the exchange offer, the Old 2028 Notes you hold will continue to be subject to the existing transfer restrictions. Once the amendment to terminate the Old 2028 Notes Registration Rights Agreement becomes effective, we will no longer be obligated to, and do not intend to, register the Old 2028 Notes under the Securities Act. Additionally, after the exchange offer is consummated, the trading market for the remaining untendered Old 2028 Notes may be small and inactive and illiquid. Consequently, you may find it difficult to sell any Old 2028 Notes you continue to hold or to sell such Old 2028 Notes at the price you desire.

The liquidity of any trading market that currently exists for the Old Notes may be adversely affected by the exchange offers, and holders of the Old Notes who do not participate in the exchange offers may find it more difficult to sell their Old Notes after the exchange offers are completed.

To the extent that Old Notes are tendered and accepted for exchange pursuant to the exchange offers, the trading markets for the remaining Old Notes will become more limited or may cease to exist altogether. A debt security with a small outstanding aggregate principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged Old Notes may be adversely affected. The reduced float may also make the trading prices of the remaining Old Notes more volatile. In addition, once the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement become effective, it could have a further negative effect on the trading markets or market price of the unexchanged Old Notes.

While BGC Group currently intends to file a market-making registration statement on Form S-3 to allow its affiliate CF&Co to make a market in the New Notes, we cannot assure you of the development or liquidity of any market for the New Notes. However, the Old Notes will not benefit from any increases in liquidity due to such market-making registration statement on Form S-3.

BGC Partners has ceased filing reports with the SEC and, as a result, trading in the Old Notes may be adversely affected by the comparative lack of information regarding BGC Partners.

BGC Partners has ceased filing reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and does not currently intend to resume filing reports with the SEC regardless of whether the reporting covenant in the Old Notes Indentures is deleted as a result of these exchange offers and consent solicitations. The reporting covenant in the Old Notes Indentures currently requires that BGC Partners provide to holders of the Old Notes, including through posting to its website, information substantially similar to that which would be required under Section 13 or 15(d) of the Exchange Act, but does not require that such information be publicly accessible. Trading in the Old Notes, including liquidity, market price and price volatility, may be adversely affected by the comparative lack of available information regarding BGC Partners.

Certain credit ratings for the Old Notes may be withdrawn.

Certain credit ratings on the unexchanged Old Notes may be withdrawn for various reasons, including as a result of the exchange offers and BGC Partners no longer filing reports with the SEC, which could materially adversely affect the market price for each series of unexchanged Old Notes.

The exchange offers may be cancelled or delayed, which could negatively affect the price of the applicable Old Notes.

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, (i) the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Old Notes (excluding, for purposes of the Old 2025 Notes, the $14.5 million of such notes currently held by Cantor) (which has occurred) and (ii) the registration statement of which this prospectus forms a part having been declared effective by the SEC. We may, at our option, waive any such conditions at or by the Expiration Date, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC. The conditions to each exchange offer may not be satisfied, and if not satisfied or waived, to the extent that the conditions may be waived, such exchange offers may not occur. Even if the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait longer than expected to receive their New Notes and the cash consideration and participating holders of the Old Notes will not be able to effect transfers of their Old Notes tendered for exchange unless they are first validly withdrawn.

You may not receive New Notes in the exchange offers if the applicable procedures for the exchange offers and consent solicitations are not followed.

We will issue the New Notes and cash in exchange for your Old Notes only if you tender your Old Notes and deliver properly completed documentation for the applicable exchange offer. You must deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before expiration of the exchange offers and consent solicitations. See “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes” for a description of the procedures to be followed to tender your Old Notes.

You should allow sufficient time to ensure delivery of the necessary documents. None of BGC Group, BGC Partners, the exchange agent, the information agent, the dealer manager or the solicitation agent is under any duty to give notification of defects or irregularities with respect to the tenders of the Old Notes for exchange or the related consents.

You may not revoke your consent to the proposed amendments after the Consent Revocation Deadline.

The Requisite Consent Condition was satisfied with respect to all series of Old Notes as of the Consent Revocation Deadline. Consents to the proposed amendments may no longer be revoked. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline was deemed to be a concurrent revocation of the related consent to the proposed amendments to the applicable Old Notes Indenture, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline was deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents and your consents will continue to be deemed delivered. No additional payment will be made for a holder’s consent to the proposed amendments.

We may repurchase, discharge, defease or redeem any Old Notes that are not tendered in the exchange offers, and any such transaction may be on terms that are more or less favorable to the holders of the Old Notes than the terms of the exchange offers.

We or any of our affiliates may, to the extent permitted by applicable law and the applicable Old Notes Indentures, after the Settlement Date, acquire, discharge, defease or redeem some or all of the Old Notes that are not tendered and accepted in the exchange offers, whether through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption, discharge, defeasance or otherwise, upon such terms and at such prices as we may determine or as may be provided for in the applicable Old Notes Indenture, as the case may be. The terms of any such transaction may be more or less favorable to holders than the terms of the applicable exchange offer. We cannot assure you whether we or our affiliates will choose to pursue any of these alternatives.

The consideration to be received in the exchange offers does not reflect any valuation of the Old Notes or the New Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Old Notes or the New Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Old Notes. None of BGC Group, BGC Partners, the dealer manager, the solicitation agent, the exchange agent, the information agent or the trustees under the Old Base Indenture or the New Base Indenture, or any other person is making any recommendation as to whether or not you should tender Old Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

USE OF PROCEEDS

We will not receive any proceeds from issuance of the New Notes in exchange for the Old Notes pursuant to the exchange offers. In exchange for issuing the New Notes of a given series and paying the cash consideration, we will receive the tendered Old Notes. We intend to retire and cancel such tendered and accepted Old Notes.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

BGC Group is conducting the exchange offers to simplify its capital structure following the Corporate Conversion, whereby BGC Partners became a wholly owned subsidiary of BGC Group, and to give existing holders of the Old Notes the opportunity to obtain securities issued by BGC Group, which will rank pari passu with BGC Group’s other unsecured senior indebtedness. In connection with the closing of the exchange offers, BGC Group intends to assume BGC Partners’ (i) Cantor credit agreement and (ii) revolving credit facility.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Old Notes of a given series the following New Notes of the applicable series:

Aggregate Principal Amount	Title of Series of Old Notes Issued by BGC Partners to Be Exchanged	Title of Series of New Notes to Be Issued by BGC Group	Interest Payment Dates for Both Old Notes and New Notes
$300,000,000	3.750% Senior Notes due 2024	3.750% Senior Notes due 2024	April 1 and October 1
$300,000,000	4.375% Senior Notes due 2025	4.375% Senior Notes due 2025	June 15 and December 15
$350,000,000	8.000% Senior Notes due 2028	8.000% Senior Notes due 2028	May 25 and November 25

Specifically, in exchange for each $1,000 principal amount of Old Notes that is validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date, and not validly withdrawn, holders will receive the Total Consideration. No additional payment will be made for a holder’s consent to the proposed amendments.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations. We reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

The New Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the New Notes—General.” We will not accept tenders of Old Notes if such tender would result in the holder thereof receiving in the applicable exchange offer an amount of New Notes below the minimum denomination of such series. If we would be required to issue a New Note in a denomination other than $2,000 or a whole multiple of $1,000 in excess thereof, we will, in lieu of such issuance, issue to such holder a New Note of the applicable series in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and whole multiples of $1,000 thereafter; and pay a cash amount equal to:

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the difference between (i) the principal amount of the New Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the New Notes actually issued in accordance with this paragraph; plus

•

accrued and unpaid interest, if any, on the principal amount of such Old Notes representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will BGC Group be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

Each series of New Notes to be issued by BGC Group in the exchange offers will have the same interest rate, interest payment dates and maturity and the same optional redemption provisions as those of the corresponding series of Old Notes to be exchanged. The New Notes received in exchange for the tendered Old Notes of a given series will accrue interest from (and including) the most recent date to which interest has been paid such series of Old Notes; provided that interest will only accrue with respect to the aggregate principal amount of New Notes you receive. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Old Notes you exchange at the time of the exchange.

Each series of New Notes is a new series of debt securities that will be issued under New Base Indenture and a separate supplemental indenture for each such series. The terms of the New Notes will include those expressly set forth in such New Notes, the New Base Indenture, the applicable New Notes Supplemental Indenture to the New Base Indenture, and those made part of the New Base Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Old Notes to effect the proposed amendments to the applicable Old Notes Indenture under which such series of Old Notes were issued and are governed, and to the Old 2028 Notes Registration Rights Agreement, if applicable. You may not consent to the proposed amendments to the relevant Old Notes Indenture and the Old 2028 Notes Registration Rights Agreement, if applicable, without tendering your Old Notes in the applicable exchange offer and you may not tender your Old Notes for exchange without consenting to the applicable proposed amendments.

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the conditions discussed under “—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, (i) the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Old Notes (excluding, for purposes of the Old 2025 Notes, the $14.5 million of such notes currently held by Cantor) (which has occurred) and (ii) the registration statement of which this prospectus forms a part having been declared effective by the SEC. We may, at our option, waive any such conditions at or by the Expiration Date, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC. For information about other conditions to our obligations to complete the exchange offers, see “—Conditions to the Exchange Offers and Consent Solicitations.” The Requisite Consents for a given series of Old Notes must be received in order for the applicable terms of such notes and the related Old Notes Indenture to be amended. The Requisite Consent Condition for each series of Old Notes was satisfied as of the Consent Revocation Deadline. For a description of the proposed amendments, see “The Proposed Amendments.”

Effectiveness of Proposed Amendments

Promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents, BGC Partners and the Old Notes Trustee executed the Indenture Amendment setting forth the proposed amendments in respect of each series the Old Notes. Under the terms of the Indenture Amendment, the proposed amendments will become effective on the Settlement Date with respect to each series of Old Notes, subject to the satisfaction or, where permitted, the waiver of the conditions to the relevant exchange offer. Each non-consenting holder of a series of Old Notes will be bound by the Indenture Amendment. The Indenture Amendment is filed as an exhibit to this registration statement of which this prospectus forms a part. The Written Acknowledgement, which will amend the Old Notes 2028 Registration Rights Agreement to terminate such agreement, was also executed promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and will be effective upon the Settlement Date, subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offer for the Old 2028 Notes.

Consequences of Failure to Exchange Old Notes

If you do not exchange your Old Notes for New Notes in the exchange offers, you will not receive the benefit of having BGC Group as the obligor of your notes. In addition, once the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement become effective, the amendments will apply to all Old Notes that are not acquired in the exchange offers, even though the holders of those Old Notes did not consent to the proposed amendments. Thereafter, all such Old Notes will be governed by the relevant Old Notes Indenture as amended by the proposed amendments. Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of the Old Notes compared to those currently in the Old Notes Indentures or those applicable to the New Notes, and the Old 2028 Notes Registration Rights Agreement will be terminated.

The trading market for any remaining Old Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Old Notes that are not tendered and accepted more volatile. Further, holders of Old 2028 Notes that do not properly tender their Old 2028 Notes will continue to hold unregistered notes as a result of the amendment to terminate the Old 2028 Notes Registration Rights Agreement, and their ability to transfer the outstanding Old 2028 Notes will be adversely affected.

As a consequence of any or all of the foregoing, the liquidity, market value and price volatility of Old Notes that remain outstanding may be materially and adversely affected. Therefore, if your Old Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

While BGC Group currently intends to file a market-making registration statement on Form S-3 to allow its affiliate CF&Co to make a market in the New Notes, we cannot assure you of the development or liquidity of any market for the New Notes. The Old Notes will not benefit from any increases in liquidity due to such market-making registration statement on Form S-3.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of each exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, the waiver of the following conditions: (a) the receipt of Requisite Consents for all series of Old Notes at or by the Expiration Date (the “Requisite Consent Condition”), which condition was satisfied at the Consent Revocation Deadline, (b) the valid tender (without valid withdrawal) of a majority in aggregate principal amount of the Old Notes of all series held by persons other than BGC Partners, Cantor, BGC Group, or other persons directly or indirectly controlling, controlled by or under direct or indirect common control with BGC Group, at or by the Expiration Date, (c) the registration statement of which this prospectus forms a part having been declared effective by the SEC, (d) at the Settlement Date, the registration statement of which this prospectus forms a part continuing to be effective and (e) the following statements being true at the Expiration Date:

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in our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, that either:

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challenges the exchange offers, the exchange of Old Notes under the exchange offers, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Old Notes under the exchange offers, the consent solicitations or the proposed amendments; or

•	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of BGC Group and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to BGC Group of the exchange offers, the exchange of Old Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of the Old Notes in deciding whether to accept the exchange offers and give their consents;

•	none of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in the United States’ securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

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at or by the Expiration Date, the Old Notes Trustee has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Old Notes under an exchange offer, any of the consent solicitations or our ability to effect the proposed amendments, nor has the Old Notes Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making any of the exchange offers, the exchange of the Old Notes under an exchange offer or any of the consent solicitations.

The Requisite Consents for a given series of Old Notes must be received in order for the applicable terms of such notes and the Old Notes Indentures to be amended. The Requisite Consent Condition for all series of Old Notes was satisfied as of the Consent Revocation Deadline.

All of these conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of holders of the Old Notes to challenge such determination in a court of competent jurisdiction. We may, at our option, waive any conditions at or by the Expiration Date, except the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date.

If any of these conditions is not satisfied with respect to any or all series of the Old Notes, we may, at any time before the consummation of the exchange offers or consent solicitations:

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terminate any one or more of the exchange offers or the consent solicitations and promptly return all relevant tendered Old Notes to the holders thereof (whether or not we terminate the other exchange offers or consent solicitations);

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modify, extend or otherwise amend any one or more of the exchange offers or consent solicitations and retain all tendered Old Notes and consents until the Expiration Date of the exchange offers or consent solicitations, subject, however, to the withdrawal rights of holders (see “—Withdrawal of Tenders and Revocation of Corresponding Consents” and “—Expiration Date; Extensions; Amendments”); or

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waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part has been declared effective by the SEC, with respect to any one or more of the exchange offers or consent solicitations and accept all Old Notes tendered and not previously validly withdrawn with respect to any or all series of Old Notes.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers shall be 5:00 p.m., New York City time, on October 4, 2023, subject to our right to extend that date and time with respect to one or more series, in which case the Expiration Date shall be the latest date and time to which we have extended the exchange offer.

Subject to applicable law, we expressly reserve the right, with respect to the exchange offers and consent solicitations for each series of Old Notes to:

•	delay accepting any validly tendered Old Notes,

•	extend any of the exchange offers or consent solicitations, or

•	terminate or amend any of the exchange offers and consent solicitations, by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of any of the exchange offers or consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Old Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum 10 business-day period following the date that the notice of such change is first published or sent to holders of the Old Notes. We may choose to extend any of the exchange offers, in our sole discretion, by giving notice of such extension at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Old Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Old Notes of such amendment and will extend the relevant exchange offers and consent solicitations as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Old Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations and, subject to applicable law, we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

Effect of Tender

Any tender of an Old Note by a holder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and BGC Group and a consent to the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer and, for the Old Notes, the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offers by a tendering holder of the Old Notes will constitute the agreement by a tendering holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. If you validly withdraw your tendered Old Notes after the Consent Revocation Deadline, you will not be able to revoke the related consent to the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement, if applicable (see “—Withdrawal of Tenders and Revocation of Corresponding Consents”).

Once the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement have become effective, the amendments will apply to all Old Notes that are not acquired in the exchange offers, even though the holders of those Old Notes did not consent to the proposed amendments. Thereafter, all such Old Notes will be governed by the relevant Old Notes Indenture as amended by the proposed amendments to such Old Notes Indentures. Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of those securities compared to those currently in such Old Notes Indentures or those applicable to the New Notes, and the Old 2028 Notes Registration Rights Agreement will be terminated. See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations.”

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal rights or dissenters’ rights under New York law, the law governing the Old Notes Indentures and the Old Notes, or the terms of the Old Notes Indentures in connection with the exchange offers and consent solicitations.

Acceptance of Old Notes for Exchange; New Notes

Assuming the conditions to the exchange offers are satisfied or, where permitted, waived, we will issue New Notes in global, book-entry form and pay the cash consideration in connection with the exchange offers on the Settlement Date (in exchange for Old Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).

We will be deemed to have accepted validly tendered Old Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the applicable Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of New Notes and payment of the cash consideration in connection with the exchange of Old Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Old Notes for the purpose of receiving consents and Old Notes from, and transmitting New Notes and the cash consideration to, such holders. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Old Notes are withdrawn prior to the Expiration Date, such unaccepted or withdrawn Old Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

Procedures for Consent and Tendering Old Notes

If you hold Old Notes and wish to have those notes exchanged for New Notes of the applicable series and the cash consideration, you must validly tender (or cause the valid tender of) your Old Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Old Notes will constitute an automatic consent to the proposed amendments.

The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which you hold the Old Notes, as described below.

Old Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Old Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent for the Old Notes will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offers.

The Old Notes of any series may be tendered (and corresponding consents given) only in the minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof applicable to such series of Old Notes. Holders who tender less than all of their Old Notes must continue to hold Old Notes in at least the minimum authorized denomination of such series and integral multiple in excess thereof, which is a minimum denomination of $2,000 in principal amount and integral multiples of $1,000 in excess thereof for each series.

No alternative, conditional or contingent tenders will be accepted.

Any DTC participant may tender Old Notes and thereby deliver a consent to the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement, if applicable, by effecting a book-entry transfer of the Old Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s ATOP procedures for transfer or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that BGC Group and BGC Partners may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date at the address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Old Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Old Notes are global notes in book-entry form and can only be tendered by following the procedures described under “—Procedures for Consent and Tendering Old Notes—Old Notes Held with DTC by a DTC Participant.” However, any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the exchange offers. You should keep in mind that your intermediary may require you to take action with respect to the exchange offers a number of days before the Expiration Date in order for such entity to tender Old Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the exchange offers.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of New Notes and the payment of the cash consideration, in exchange for Old Notes tendered in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of the Old Notes:

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irrevocably sells, assigns and transfers to or upon the order of BGC Group all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Old Notes tendered thereby;

•	represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” with respect to the series of Old Notes tendered;

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empowers, authorizes, and requests the Old Notes Trustee, to the extent necessary under the relevant Old Notes Indenture, without the further consent of the holders of the relevant Old Notes, to take any action or steps necessary to effect the proposed amendments, and declares and acknowledges that such Old Notes Trustee will not be held responsible for any liabilities or consequences arising as a result of any such actions;

•

indemnifies and holds harmless the Old Notes Trustee from and against all losses, liabilities, damages, costs, charges and expenses which may be suffered or incurred by it as a result of any claims (whether or not successful, compromised or settled), actions, demands or proceedings brought against such Old Notes Trustee and against all losses, liabilities, damages, costs, charges and expenses (including legal fees) which such Old Notes Trustee may suffer or incur which in any case arise as a result of the consent solicitations, any actions taken in connection therewith, including any documents or agreements such Old Notes Trustee may be asked to sign; and

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irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes (with full knowledge that the exchange agent also acts as the agent of BGC Group), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the exchange offers.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your Old Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•

the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Old Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the Old Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Old Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the applicable exchange offer. Following the Expiration Date, tenders of Old Notes may not be validly withdrawn unless BGC Group is otherwise required by law to permit withdrawal. Consents to the proposed amendments may no longer be revoked. A valid withdrawal of tendered Old Notes prior to the Consent Revocation Deadline was deemed to be a concurrent revocation of the related consent to the proposed amendments to the Old Notes Indentures and the Old 2028 Notes Registration Rights Agreement, if applicable, and a revocation of a consent to the proposed amendments prior to the Consent Revocation Deadline was deemed to be a concurrent withdrawal of the related tendered Old Notes. However, a valid withdrawal of Old Notes after the Consent Revocation Deadline will not be deemed a revocation of the related consents and your consents will continue to be deemed delivered.

Beneficial owners desiring to withdraw Old Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant, each series of Old Notes subject to the notice and the principal amount of each series of Old Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Old Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Old Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in connection with the exchange offers will be determined by us and our determination will be final and binding. We reserve the right to reject any or all tenders not in proper form or the acceptance for exchange of which may be unlawful. We also reserve the right to waive any defect or irregularity in the tender of any Old Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of BGC Group, BGC Partners, the exchange agent, the information agent, the dealer manager, the solicitation agent, or the Old Notes Trustee will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the participant who delivered such Old Notes by crediting an account maintained at DTC designated by such participant promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We or any of our affiliates may, to the extent permitted by applicable law and the Old Notes Indentures, after the Settlement Date, acquire, discharge, defease or redeem the Old Notes that are not tendered and accepted in the exchange offers, whether through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption, discharge, defeasance or otherwise, upon such terms and at such prices as we may determine or as may be provided for in the Old Notes Indentures, as the case may be. The terms of any such transaction may be more or less favorable to holders than the terms of the applicable exchange offer. We cannot assure you whether we or our affiliates will choose to pursue any of these alternatives.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Old Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

U.S. Federal Backup Withholding

U.S. federal income tax law requires that a holder of Old Notes, whose Old Notes are accepted for exchange, provide the exchange agent, as payer, or other applicable withholding agent, with the holder’s correct taxpayer identification number or otherwise establish a basis for an exemption from backup withholding. For U.S. holders, this information should be provided on Internal Revenue Service (“IRS”) Form W-9. In the case of a U.S. holder who is an individual, other than a resident alien, this identification number is his or her social security number. For holders other than individuals, the identification number is an employer identification number. Exempt holders, including, among others, all corporations and certain foreign individuals, are not subject to these backup withholding and reporting requirements, but must establish that they are so exempt. If you do not provide the exchange agent with your correct taxpayer identification number or an adequate basis for an exemption or, in the case of a non-U.S. holder, a completed IRS Form W-8BEN (or other applicable IRS Form W-8), you may be subject to backup withholding on payments made in exchange for any Old Notes and a penalty imposed by the IRS.

If backup withholding applies, the exchange agent (or other applicable withholding agent) would be required to withhold on any reportable payments made to the tendering holders (or other payees). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of BGC Group and BGC Partners reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King has been appointed as the exchange agent for the exchange offer and consent solicitation for the Old Notes. Letters of transmittal and consent and all correspondence in connection with the exchange offers of the Old Notes should be sent or delivered by a holder of the Old Notes, or a beneficial owner of the Old Notes’ custodian bank, depositary, broker, trust company or other nominee, to D.F. King at the address and telephone number set forth on the back cover page of this prospectus.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King has been appointed as the information agent for the exchange offers and consent solicitations, and will receive customary compensation for its services.

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the addresses and telephone number set forth on the back cover page of this prospectus. Holders of any Old Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Manager and Solicitation Agent

BGC Group has retained BofA Securities, Inc. to act as dealer manager in connection with the exchange offers and as solicitation agent in connection with the consent solicitations. BGC Group has agreed to pay the dealer manager and solicitation agent customary fees and to reimburse the dealer manager and solicitation agent for reasonable expenses and to indemnify it against certain liabilities, including liabilities under federal securities laws, and to contribute to payments that it may be required to make in respect thereof. No fees or commissions have been or will be paid by BGC Group to any broker or dealer, other than the dealer manager and solicitation agent, in connection with the exchange offers and consent solicitations. The customary mailing and handling expenses incurred by brokers, dealers, banks, depositories, trust companies and other nominees or custodians forwarding material to its customers will be paid by the BGC Group. The obligations of the dealer manager and solicitation agent to perform such function is subject to certain conditions.

The dealer manager and solicitation agent and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, the dealer manager and solicitation agent and its respective affiliates have provided, are currently providing, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses. In particular, Bank of America, N.A., an affiliate of the dealer manager and solicitation agent, is party to and serves as the administrative agent and issuer of letters of credit under BGC Partners’ amended and restated credit agreement, dated March 10, 2022. In such capacities, Bank of America, N.A. receives customary fees and expense reimbursements.

In the ordinary course of business, the dealer manager and solicitation agent or its affiliates may at any time hold long or short positions, and may trade for its own account or the accounts of customers, in debt or equity securities issued or guaranteed by BGC Group or its subsidiaries and affiliates, including the Old Notes and the New Notes, to the extent permitted by applicable law. To the extent that the dealer manager and solicitation agent or its affiliates own Old Notes during the exchange offers and consent solicitations, it may tender such Old Notes and the related consents pursuant to the terms of the exchange offers and consent solicitations. The dealer manager and solicitation agent and its affiliates may also make investment recommendations in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the exchange offers or otherwise, the dealer manager and solicitation agent may purchase and sell the Old Notes and the New Notes in the open market.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Old Notes will be borne by us. The principal solicitations are being made by electronic delivery and/or mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager, the solicitation agent as well as by officers and other employees of BGC Group and its affiliates.

Tendering holders of the Old Notes will not be required to pay any fee or commission to the dealer manager, the solicitation agent or BGC Group. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE OLD NOTES AND THE NEW NOTES

The following is a summary comparison of the material terms of the Old Notes and the New Notes that differ, which differences are necessary to reflect the impact of the corporate conversion.

The New Notes issued in the applicable exchange offers will be governed by the New Base Indenture and the New Notes Supplemental Indentures. This summary does not purport to be complete and is qualified in its entirety by reference to the New Base Indenture, the New Notes Supplemental Indentures and the Old Notes Indentures, without giving effect to the proposed amendments. Copies of those indentures, supplemental indentures and the note certificates are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

Terms used in the comparison of the Old Notes and the New Notes below and not otherwise defined in this prospectus have the meanings given to such terms in the Old Notes Supplemental Indentures and the New Notes Supplemental Indentures, respectively. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The following description of the Old Notes reflects the Old Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Old Notes or the Old Notes Indentures that may be effected following the consent solicitations as described under “The Proposed Amendments.”

TERMS	OLD NOTES	NEW NOTES
Definitions: Designated Subsidiary	Section 1.2 of the Old Notes Supplemental Indentures	Section 1.2 of the New Notes Supplemental Indentures

“Designated Subsidiary” means each of (i) BGC Holdings, L.P., (ii) BGC Global Holdings, L.P., (iii) BGC Partners, L.P. and (iv) any other direct or indirect subsidiary now owned or hereafter acquired by the Company for which (a) the Net Assets of such subsidiary constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of the Total Stockholders’ Equity of the Company or (b) the net revenues of such subsidiary constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of the Company during the most recently ended period of four consecutive fiscal quarters; provided, however, that none of the following shall be a Designated Subsidiary:

1.  any Person in which the Company or any of its Subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

“Designated Subsidiary” means each of (i) BGC Holdings Merger Sub, LLC, (ii) BGC Partners, Inc., (iii) BGC Global Holdings, L.P., (iv) BGC Partners, L.P. and (v) any other direct or indirect subsidiary now owned or hereafter acquired by the Company for which (a) the Net Assets of such subsidiary constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of the Total Stockholders’ Equity of the Company or (b) the net revenues of such subsidiary constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of the Company during the most recently ended period of four consecutive fiscal quarters; provided, however, that none of the following shall be a Designated Subsidiary:

1.  any Person in which the Company or any of its Subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

TERMS	OLD NOTES	NEW NOTES

2.  any Person whose financial results would not be consolidated with those of the Company and its consolidated subsidiaries in accordance with GAAP;

3.  any Person which is a subsidiary of a Company subsidiary the common equity of which is registered under Section 12(b) or 12(g) of the Exchange Act; or

any subsidiary of any Person described in clauses (1), (2) or (3) above.

2.  any Person whose financial results would not be consolidated with the Company and its consolidated subsidiaries in accordance with GAAP;

3.  any Person which is a subsidiary of a Company subsidiary the common equity of which is registered under Section 12(b) or 12(g) of the Exchange Act; and

4.  any subsidiary of any Person described in clauses (1), (2) or (3) above.

Definitions: Total Stockholders’ Equity	Section 1.2 of the Old Notes Supplemental Indentures	Section 1.2 of the New Notes Supplemental Indentures
“Total Stockholders’ Equity” means, at any
date of determination, without duplication, all
items which, in conformity with U.S. GAAP,
would be included under total stockholders’
equity on a consolidated statement of financial
condition of the Company. For purposes of
determining Total Stockholders’ Equity,
the Company may include the amount of
any capital to be returned pursuant to the
terms of the Agreement of Limited
Partnership of BGC Holdings, L.P., as
amended from time to time, to any limited
or general partner who has been terminated
or withdrawn until such time as the amount
of such partner’s capital has been paid to
such limited or general partner pursuant to
the terms of the Company’s Partnership
Agreement plus, without duplication,
redeemable partnership interest
representing former partner’s equity in the
Company. For the avoidance of doubt, Total
Stockholders’ Equity is inclusive of
noncontrolling interests in subsidiaries on the
Company’s consolidated statement of
financial condition.	“Total Stockholders’ Equity” means, at any
date of determination, without duplication, all
items which, in conformity with U.S. GAAP,
would be included under total stockholders’
equity on a consolidated statement of financial
condition of the Company. For the avoidance
of doubt, Total Stockholders’ Equity is
inclusive of noncontrolling interests in
subsidiaries on the Company’s consolidated
statement of financial condition.

THE PROPOSED AMENDMENTS

Modifications and Deletions to the Old Notes Indentures

We are soliciting the consent of the holders of each series of the Old Notes to, among other things, provide for fewer restrictive terms in the Old Notes Indentures. Once the proposed amendments described below become effective with respect to any series of Old Notes, the amendments will apply to all Old Notes of such series not tendered in the applicable exchange offer. Thereafter, all such Old Notes will be governed by the applicable Old Notes Indenture as amended by the proposed amendments, which will have fewer restrictive terms and afford reduced protection to the remaining holders of such Old Notes compared to those currently in such Old Notes Indenture or those applicable to the corresponding series of New Notes. See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—Once the proposed amendments become effective, the Old Notes Indentures will have fewer restrictive terms and afford reduced protections to the remaining holders of those securities compared to those currently in the Old Notes Indentures or those applicable to the New Notes, and the Old 2028 Notes Registration Rights Agreement will be terminated.”

The descriptions below of the provisions of the Old Notes Indentures to be amended do not purport to be complete and are qualified in their entirety by reference to the Old Notes Indentures and the Indenture Amendment that will implement the amendments. The Indenture Amendment is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments with respect to each series of Old Notes constitute a single proposal with respect to that series of notes, and a consenting holder of that series of Old Notes must consent to the applicable proposed amendments in their entirety and may not consent selectively with respect to certain of the proposed amendments. The proposed amendments applicable to a given series of Old Notes require the consent of the holders of the majority in outstanding principal amount of the Old Notes of such series, and applicable to the Old Notes Indenture require the consent of the holders of the majority in outstanding principal amount of each series of Old Notes (in each case, the “Requisite Consents,” which term for the Old 2025 Notes excludes the $14.5 million of Old 2025 Notes currently held by Cantor). The Requisite Consent Condition for all series of Old Notes was satisfied as of the Consent Revocation Deadline. The Indenture Amendment was executed promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and will be effective upon the Settlement Date, subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offers for the Old Notes.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Old Notes is:

Title of Series of Old Notes	Principal Amount Outstanding
3.750% Senior Notes due 2024	$300,000,000
4.375% Senior Notes due 2025	$300,000,000
8.000% Senior Notes due 2028	$350,000,000

The valid tender of a holder’s Old Notes will constitute the consent of the tendering holder to the proposed amendments applicable to such Old Notes in their entirety.

Since the Requisite Consent Condition was satisfied as of the Consent Revocation Deadline, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, the proposed indenture amendments will become effective and each of the sections or provisions listed below under the Old Notes Indentures will be deleted (or modified as indicated).

The proposed amendments to the Old Base Indenture are:

(i)

Clauses 5 and 6 of Section 501—Events of Default related to court-ordered or voluntary, respectively, bankruptcy, insolvency, reorganization or similar proceedings by BGC Partners or its significant subsidiaries, will be deleted and replaced with [Reserved].

(ii)	Section 801—Company May Consolidate, Etc., Only on Certain Terms will be deleted and replaced with [Reserved].

(iii)	Section 802—Successor Person Substituted for Company will be deleted and replaced with [Reserved].

(iv)	Section 1005—Corporate Existence will be deleted and replaced with [Reserved].

The proposed amendments to the Old 2024 Notes Supplemental Indenture are:

(i)	Section 2.4—Offer to Repurchase Upon a Change of Control Triggering Event will be deleted and replaced with [Reserved].

(ii)	Section 2.5—Limitation on Liens on Capital Stock of Designated Subsidiaries will be deleted and replaced with [Reserved].

(iii)	Section 2.8—Reports to Holders will be deleted and replaced with [Reserved].

(iv)	Section 2.9—Events of Default.

-

The third clause thereunder will be deleted and replaced with the following (increasing the principal amount of Old 2024 Notes required for delivery of a notice of default to 95% from 25% of outstanding Old 2024 Notes):

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or any of the Securities of such series (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 95% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or, and

-	The fourth and fifth clauses thereunder will be deleted in their entirety.

The proposed amendments to the Old 2025 Notes Supplemental Indenture are:

(i)	Section 2.4—Offer to Repurchase Upon a Change of Control Triggering Event will be deleted and replaced with [Reserved].

(ii)	Section 2.5—Limitation on Liens on Capital Stock of Designated Subsidiaries will be deleted and replaced with [Reserved].

(iii)	Section 2.8—Reports to Holders will be deleted and replaced with [Reserved].

(iv)	Section 2.9—Events of Default.

-

The third clause thereunder will be deleted and replaced with the following (increasing the principal amount of Old 2025 Notes required for delivery of a notice of default to 95% from 25% of outstanding Old 2025 Notes):

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or any of the Securities of such series (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 95% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or, and

-	The fourth and fifth clauses thereunder will be deleted in their entirety.

The proposed amendments to the Old 2028 Notes Supplemental Indenture are:

(i)	Section 2.4—Offer to Repurchase Upon a Change of Control Triggering Event will be deleted and replaced with [Reserved].

(ii)	Section 2.5—Limitation on Liens on Capital Stock of Designated Subsidiaries will be deleted and replaced with [Reserved].

(iii)	Section 2.8—Reports to Holders will be deleted and replaced with [Reserved].

(iv)	Section 2.9—Events of Default.

-

The third clause thereunder will be deleted and replaced with the following (increasing the principal amount of Old 2028 Notes required for delivery of a notice of default to 95% from 25% of outstanding Old 2028 Notes):

(4) Default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or any of the Securities of such series (other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant or warranty which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 95% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or, and

-	The fourth and fifth clauses thereunder will be deleted in their entirety.

The proposed amendments will also amend the Old Notes Indentures, the Old Notes and any exhibits thereto, to make certain conforming or other changes to the Old Notes Indentures, Indenture Amendment, the Old Notes and any exhibits thereto, including modification or deletion of certain definitions and cross-references.

The Requisite Consent Condition for all series of Old Notes was satisfied as of the Consent Revocation Deadline.

The deletion or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit BGC Partners and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Old Notes. See “Description of the Differences Between the Old Notes and the New Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments,” and “Description of the New Notes.”

Amendment to Terminate the Old 2028 Notes Registration Rights Agreement

We are also soliciting the consent of holders of the Old 2028 Notes to amend the Old 2028 Notes Registration Rights Agreement, dated May 25, 2023, by and among BGC Partners and the Old 2028 Notes Representatives, in order to terminate such agreement. Pursuant to the Old 2028 Notes Registration Rights Agreement, BGC Partners is obligated to file a registration statement with the SEC with respect to an offer to exchange the Old 2028 Notes for a new issue of substantially similar notes registered under the Securities Act and to complete such exchange offer prior to May 25, 2024. In certain circumstances, BGC Partners may be required to file a shelf registration statement covering resales of the Old 2028 Notes. We are seeking your consent to amend the Old 2028 Notes Registration Rights Agreement to terminate it and, thereby, terminate BGC Partners’ obligations to cause a registration statement to be filed and to be declared effective and to maintain its effectiveness for the time period as required under the Old 2028 Notes Registration Rights Agreement.

By tendering your Old 2028 Notes, you will be giving your consent to the proposed amendment to the Old 2028 Notes Registration Rights Agreement. See “The Exchange Offers and Consent Solicitations—Procedures for Consent and Tendering Old Notes” for information on how to tender your Old 2028 Notes to the exchange agent.

The amendment of the Old 2028 Notes Registration Rights Agreement is conditioned upon at least a majority in aggregate principal amount of the outstanding Old 2028 Notes validly tendering their outstanding Old 2028 Notes, providing us with the Requisite Consent to the proposed amendment thereby, and not validly withdrawing their tender or revoking your consent prior to the Consent Revocation Deadline. The Requisite Consent Condition for the Old 2028 Notes was satisfied as of the Consent Revocation Deadline. If the valid withdrawal of your tendered Old 2028 Notes occurs after the Consent Revocation Deadline, then as described in this prospectus, you will not be able to revoke the related consent to the proposed amendment to the 2028 Notes Registration Rights Agreement.

If holders of Old 2028 Notes do not exchange their Old 2028 Notes for New 2028 Notes pursuant to the exchange offer, the Old 2028 Notes they hold will continue to be subject to the existing transfer restrictions. See “Risk Factors—Risks Relating to the Exchange Offers and Consent Solicitations—Once the proposed amendments are effected and the Old 2028 Notes Registration Rights Agreement is amended to terminate such agreement, holders of the Old 2028 Notes who do not tender their Old 2028 Notes will have no further rights under the Old 2028 Notes Registration Rights Agreement, including registration rights, their notes will continue to be subject to transfer restrictions” for additional information.

Effectiveness of Proposed Amendments

The Indenture Amendment to the Old Notes Indentures was duly executed and delivered by BGC Partners and the Old Notes Trustee promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and the proposed amendments contained therein will become effective from the Settlement Date, subject to the satisfaction or, where permitted, the waiver of the conditions to the relevant exchange offer. The Written Acknowledgement was duly executed and delivered by the parties thereto promptly following the Consent Revocation Deadline and the receipt and acceptance of the Requisite Consents and will become effective upon the Settlement Date, subject to the satisfaction or, where permitted, the waiver of the conditions to the exchange offer for the Old 2028 Notes.

DESCRIPTION OF THE NEW NOTES

General

The New Notes will be issued as three new series of debt securities under the New Base Indenture: the New 2024 Notes, New 2025 Notes, and New 2028 Notes. The New 2024 Notes, New 2025 Notes, and New 2028 Notes will mature on October 1, 2024, December 15, 2025, and May 25, 2028, respectively, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Triggering Event.” The New Notes will be senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.

The New 2024 Notes will bear interest at the rate of 3.750% per annum from October 1, 2023, the most recent date that interest has been paid on the Old 2024 Notes, to the stated maturity or date of earlier redemption. Interest on the New 2024 Notes will be payable semi-annually in arrears on each April 1 and October 1, commencing on April 1, 2024, to the persons in whose names such New 2024 Notes will be registered at the close of business on the immediately preceding March 15 and September 15 (whether or not a business day), respectively. See “—Interest Rate Adjustment Based on Rating Events” below for a description of how the interest rate of the New 2024 Notes will be subject to certain adjustments.

The New 2025 Notes will bear interest at the rate of 4.375% per annum from June 15, 2023, the most recent date that interest has been paid on the Old 2025 Notes, to the stated maturity or date of earlier redemption. Interest on the New 2025 Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2023, to the persons in whose names such New 2025 Notes will be registered at the close of business on the immediately preceding June 1 and December 1 (whether or not a business day), respectively. See “—Interest Rate Adjustment Based on Rating Events” below for a description of how the interest rate of the New 2025 Notes will be subject to certain adjustments.

The New 2028 Notes will bear interest at the rate of 8.000% per annum from May 25, 2023, to the stated maturity or date of earlier redemption. Interest on the New 2028 Notes will be payable semi-annually in arrears on each May 25 and November 25, commencing on November 25, 2023, to the persons in whose names such New 2028 Notes will be registered at the close of business on the immediately preceding May 10 and November 10 (whether or not a business day), respectively. See “—Interest Rate Adjustment Based on Rating Events” below for a description of how the interest rate of the New 2028 Notes will be subject to certain adjustments.

Interest payments in respect of each series of New Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the immediately preceding interest payment date of the corresponding series of Old Notes, if no interest has been paid or duly provided for with respect to the New Notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal and interest (including any additional interest), if any, on the New Notes will be payable through DTC, which we refer to as the “Depository,” as described under “—Same-Day Funds Settlement and Payment.”

If an interest payment date or the stated maturity date or date of early redemption of a series of New Notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We will initially issue each series of New Notes in an aggregate principal amount that is equal to the principal amount of the corresponding series of Old Notes that is validly tendered (and not validly withdrawn) in exchange for such series of New Notes. The New Base Indenture and applicable supplemental indenture for each series of New Notes will not limit the aggregate principal amount of the debt securities which we may issue thereunder and will provide that we may issue debt securities thereunder from time to time in one or more series. We may, from time to time, without the consent of or notice to holders of the New Notes, issue and sell additional debt securities ranking equally and ratably with any series of the New Notes in all respects and having the same terms and conditions as the applicable series (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with the applicable series for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued New Notes for U.S. federal income tax purposes.

We will agree in the applicable supplemental indenture for each series of New Notes to use the net proceeds BGC Partners received from the initial offerings of the corresponding Old Notes, after deducting the initial purchasers’ discount and expenses paid by BGC Partners in connection with such offerings of the Old Notes, to make loans to our subsidiaries pursuant to one or more promissory notes. So long as New Notes of a particular series are outstanding, (1) the aggregate principal amount of all such promissory notes will not be less than the amount of the net proceeds from the offering of the corresponding series of Old Notes (or if less, the aggregate principal amount of New Notes of such series then outstanding), (2) such promissory notes will bear interest at rates that shall not be less than that borne by the New Notes of such series and (3) such promissory notes will have terms not later than the stated maturity date of the New Notes of such series; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary will be permitted from time to time. We will further agree that for so long as the New Notes of such series remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the New Notes of such series in one transaction, or in a series of related transactions, which is in excess of $25.0 million for the New 2024 Notes, and in excess of $50.0 million for the New 2025 Notes and 2028 Notes, will be subject to a similar covenant.

The New Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the New Notes Trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of the New Notes for registration of transfer, we, the New Notes Trustee and any other agent of ours or the New Notes Trustee may treat the registered holder of such New Notes as the owner of such New Notes for the purpose of receiving payments of principal of and interest on such New Notes and for all other purposes whatsoever. A transferor will also provide or cause to be provided to the New Notes Trustee all information necessary to allow the New Notes Trustee to comply with any applicable tax reporting obligations, including without limitation any cost-basis reporting obligations under Internal Revenue Code Section 6045. The New Notes Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Except as described below under “—Offer to Repurchase Upon a Change of Control Triggering Event” and “—Interest Rate Adjustment Based on Rating Events,” the New Base Indenture and supplemental indenture for each series of New Notes will not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of any series of the New Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we may in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or the credit rating of each series of the New Notes.

The New Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional Redemption

At any time and from time to time, we will be entitled at our option to redeem any series of the New Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the New Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) for such series of New Notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of the New Notes to be redeemed on the relevant record date to receive interest due on the relevant interest payment date.

Each series of the New Notes may be redeemed in whole at any time or in part from time to time, at our option, on not less than 10 days’ nor more than 60 days’ notice prior to the date fixed for redemption. Any redemption notice given in respect of a redemption may be subject to the satisfaction of one or more conditions precedent set forth in the notice of redemption.

New 2024 Notes / New 2025 Notes

For the New 2024 Notes and the New 2025 Notes, in determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Notes Reinvestment Rate.

If the New 2024 Notes are redeemed on or after the date that is one month prior to the stated maturity date for the New 2024 Notes, the redemption price for the New 2024 Notes to be redeemed will equal 100% of the principal amount of such New Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date. If the New 2025 Notes are redeemed on or after the date that is three months prior to the stated maturity date for the New 2025 Notes, the redemption price for the New 2025 Notes to be redeemed will equal 100% of the principal amount of such New Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The following terms will be relevant to the determination of the redemption price for the New 2024 Notes and the New 2025 Notes:

“Notes Reinvestment Rate” means 0.35%, or 35 basis points, in the case of the New 2024 Notes, or 0.5%, or 50 basis points, in the case of the New 2025 Notes, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each day in the preceding calendar week published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the date that is one month prior to the stated maturity date, in the case of the New 2024 Notes, or three months prior to the stated maturity date, in the case of the New 2025 Notes, as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to the date that is one month prior to the stated maturity date, in the case of the New 2024 Notes, or three months prior to the stated maturity date, in the case of the New 2025 Notes, shall be calculated pursuant to the immediately preceding sentence and the Notes Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

“Remaining Scheduled Payments” means, with respect to any New 2024 Notes or New 2025 Notes to be redeemed, (i) the outstanding principal thereof plus (ii) the interest on such principal that would be due after the related redemption date but for such redemption to, but excluding, the date that is one month prior to the stated maturity date in the case of the New 2024 Notes, or three months prior to the stated maturity date in the case of the New 2025 Notes; provided, however, that, if such redemption date is not an interest payment date with respect to such New Notes, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

“Statistical Release” means that statistical release designated “H.15” or any successor publication that is published daily by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturities, or, if such statistical release (or a successor publication) is not published at the time of any determination under the New Base Indenture, then such other reasonably comparable index that shall be designated by us. For the purpose of calculating the Notes Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Notes Reinvestment Rate shall be used.

New 2028 Notes

For the New 2028 Notes, in determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less the interest accrued to the redemption date.

If the New 2028 Notes are redeemed on or after the date that is one month prior to the stated maturity date for the New 2028 Notes, the redemption price for the New 2028 Notes to be redeemed will equal 100% of the principal amount of such New Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The following terms will be relevant to the determination of the redemption price for the New 2028 Notes:

“Treasury Rate” means, with respect to any redemption date, the yield determined by BGC Group in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BGC Group after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BGC Group shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the par call date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, BGC Group shall calculate the

Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date as follows:

(1) BGC Group shall select (a) the United States Treasury security maturing on the par call date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the par call date, then the United States Treasury security with the maturity date that is closest to the par call date, subject to clauses (2) and (3) below, as applicable; or

(2) if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the par call date, one or more with maturity dates preceding the par call date and one or more with maturity dates following the par call date, BGC Group shall select the United States Treasury security with a maturity date preceding and closest to the par call date, subject to clause (3) below; or

(3) if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), BGC Group shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the applicable series of New Notes as described above, holders of the New Notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of their New Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes of each series of New Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then outstanding aggregate principal amount of each series of New Notes repurchased plus accrued and unpaid interest, if any, on the New Notes repurchased, to, but not including the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the applicable series of New Notes (with a copy to the New Notes Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the applicable series of New Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the applicable series of New Notes and the applicable supplemental indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable series of New Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the applicable series of New Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of such New Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the New Notes Trustee an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

•

deliver or cause to be delivered to the New Notes Trustee the New Notes properly accepted together with a certificate executed by us, stating the aggregate principal amount of New Notes or portions of New Notes being purchased.

We will not be required to make a Change of Control Offer for a series of New Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer for such series in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all New Notes of such series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any New Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the New Base Indenture or supplemental indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the New Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, which would not constitute a Change of Control under the New Notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the New Notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that both Rating Agencies (as defined below) shall have ceased to rate the applicable series of New Notes at an Investment Grade Rating on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for such New Notes at the commencement of any Trigger Period, the applicable series of New Notes will be deemed to have ceased to be rated an Investment Grade Rating by such Rating Agency during that Trigger Period.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the applicable series of New Notes when any of the following has occurred:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries, our and their respective employee benefit plans and any Permitted Holder, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing, in the aggregate, more than 50% of the voting power of all classes of our capital stock; or

(2)	our liquidation or dissolution or the stockholders of BGC Group approve any plan or proposal for our liquidation or dissolution; or

(3)	any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of ours to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding equity interests; or

(ii)

pursuant to which holders of our outstanding equity interests, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

•

any transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of organization and resulting in a reclassification, conversion or exchange of our outstanding equity interests, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

•

any conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in the event any successor issuer of the applicable series of New Notes shall be a corporation so long as one or more Permitted Holders shall maintain the beneficial ownership of shares of the capital stock of such successor possessing the voting power under normal circumstances to elect, or one or more Permitted Holders shall have the contractual right to elect, a majority of the directors of such successor corporation. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) Cantor becomes a wholly owned subsidiary of a holding company and (b) the holders of the voting capital stock of such holding company immediately following that transaction are substantially the same as the holders of Cantor’s voting partnership interests immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch or BBB- (or the equivalent) by S&P.

“Permitted Holder” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if either of Fitch or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on each series of the New Notes will be subject to adjustments from time to time if each of the Rating Agencies downgrades (or subsequently upgrades) the debt rating assigned to such series of New Notes, in the manner described below. For the purposes of this section “Interest Rate Adjustment Based on Rating Events,” the term “Rating Agencies” is defined with respect to each series of the New Notes as defined in the section “Offer to Repurchase Upon a Change of Control Triggering Event” above.

If the rating from each of the Rating Agencies of a series of the New Notes is downgraded to a rating set forth in the immediately following table (a “Downgrade Event”), the interest rate on such series of New Notes will increase such that it will equal the interest rate payable on such series of New Notes on the date of the initial issuance thereof plus the percentage set forth opposite the applicable rating from the table below:

Debt Rating (each Rating Agency)	Percentage
BBB- or higher	—%
BB+	0.50%
BB or lower	1.00%

For the avoidance of doubt, any increase in the interest payable on a series of the New Notes shall require a decrease in the rating of such series of New Notes by each of the Rating Agencies to the relevant threshold ratings set forth above.

If, subsequent to a Downgrade Event, either Rating Agency upgrades its respective rating of such series of the New Notes to any of the threshold ratings set forth above, the interest rate on such series of New Notes will be decreased such that the interest rate for such series of New Notes equals the interest rate payable on such series of New Notes on the date of the initial issuance thereof plus the percentage set forth opposite the applicable rating from the table above. For the avoidance of doubt, any decrease in the interest payable on a series of the New Notes shall require an upgrade in the rating of such series of New Notes by only one of the Rating Agencies to the relevant threshold ratings set forth above.

For so long as (i) only one of the Rating Agencies provides a rating of a series of the New Notes or (ii) such series of New Notes is not rated by either of the Rating Agencies, the interest rate on such series of New Notes will increase such that it will equal the interest rate payable on such series of New Notes on the date of the initial issuance thereof plus 1.00%.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If either Rating Agency changes its rating of a series of the New Notes more than once during any particular interest period, the last change by such Rating Agency will control for purposes of any interest rate increase or decrease with respect to such series of New Notes described above relating to such Rating Agency’s action. We will promptly communicate an increase or decrease to the New Notes Trustee in the form of an officer’s certificate under the New Base Indenture that will include the new interest rate and the effective date of such interest rate increase or decrease.

If the interest rate payable on a series of the New Notes is increased as described above, the term “interest,” as used with respect to such series of New Notes, will be deemed to include any such additional interest unless the context otherwise requires.

Certain Covenants

Limitations on Liens on Stock of Subsidiaries

Under the New Base Indenture and the supplemental indenture applicable to each series of the New Notes, we will covenant that, so long as any of the New Notes of such series are outstanding, we will not, and we will not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “lien”) upon any shares of capital stock of any Designated Subsidiary directly or indirectly held by us (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the applicable series of New Notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to such series of New Notes and with respect to which the governing instruments of such Indebtedness require us, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. The foregoing will not apply to liens on the securities of any entity existing at the time it becomes a Designated Subsidiary (and any extensions, renewals or replacements thereof).

For purposes of the New Base Indenture, “capital stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity.

For purposes of the supplemental indentures, the term “Designated Subsidiary” will mean each of (i) BGC Holdings, (ii) BGC Partners, (iii) BGC Global OpCo, (iv) BGC U.S. OpCo, and (v) any other direct or indirect subsidiary now owned or hereafter acquired by us for which (a) the Net Assets constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of our Total Stockholders’ Equity or (b) the net revenues constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of ours during the most recently ended period of four consecutive fiscal quarters; provided, however, that the following shall not be Designated Subsidiaries:

(1)	any Person in which BGC Group or any of its subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2)	any Person whose financial results would not be consolidated with us and our consolidated subsidiaries in accordance with U.S. GAAP;

(3)	any Person which is a subsidiary of a BGC Group subsidiary the common equity of which is registered under Section 12(b) or 12(g) of the Exchange Act; and

(4)	any subsidiary of any Person described in clauses (1), (2) or (3) above.

The term “Indebtedness” means, without duplication, with respect to any Person, whether or not contingent:

(1)

the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all capitalized lease obligations of such Person;

(3)

all obligations of such Person incurred or assumed as the deferred purchased price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with U.S. GAAP; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such Person prepared in accordance with U.S. GAAP:

(i)

all Indebtedness of others secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such Person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

The term “Net Assets” means, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with U.S. GAAP.

The term “Total Stockholders’ Equity” means, as of the date of determination, without duplication, all items which in conformity with U.S. GAAP would be included under total stockholders’ equity on our consolidated statement of financial condition. For the avoidance of doubt, Total Stockholders’ Equity is inclusive of noncontrolling interests in subsidiaries on our consolidated statement of financial condition.

Consolidation, Merger or Sale

We will not be able to consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any Person unless either (a) we will be the continuing entity or (b) the successor entity or Person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on each series of the New Notes and under the New Base Indenture and supplemental indentures relating to the New Notes. In addition, we will not be able to effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the New Base Indenture and supplemental indentures thereto shall have occurred and be continuing. Subject to certain exceptions, when the Person to whom our assets are transferred or leased has assumed our obligations under each series of the New Notes and the New Base Indenture and supplemental indentures thereto, we will be discharged from all our obligations under each series of the New Notes and the New Base Indenture and supplemental indentures thereto, except in limited circumstances.

This covenant does not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control was structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Modification, Amendment or Waiver

We may from time to time amend or supplement the New Base Indenture with respect to any series of New Notes and the New Notes of such series without the consent of the registered holders of such series, among other things, (i) to modify the restrictions on and procedures for resale, attempted resale, and other transfers of the New Notes of such series or interests therein to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally or (ii) to cure any ambiguity or defect in and to correct or supplement any provision of the New Base Indenture or any Note of such series that may be inconsistent with any other provision in the New Base Indenture or the New Notes of such series, provided, however, that any such cure, correction or supplement shall not adversely affect the interests of the holders of the New Notes of such series in any material respect.

With certain exceptions, we may make modifications and amendments of the New Base Indenture and supplemental indenture with respect to any series of New Notes with the consent of the registered holders of not less than a majority in aggregate principal amount of the New Notes of such series outstanding at the time. Compliance with certain covenants may be waived on behalf of registered holders of New Notes of a series, either generally or in a specific instance and either before or after the time for compliance with those covenants, with the consent of holders of not less than a majority in aggregate principal amount of the then outstanding New Notes of such series. Nevertheless, without the consent of each registered holder of the New Notes affected thereby, no such modification or amendment may, among other things, reduce the principal of or interest on any of the outstanding New Notes, extend the stated maturity of the New Notes, change the interest payment dates or terms of payment for the New Notes, or reduce the percentage of registered holders necessary to modify or amend the indentures and the New Notes.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the New Base Indenture and the supplemental indenture with respect to each of the series of New Notes means any of the following:

•	failure to pay interest (including any additional interest) for 30 days after the date payment on any Note of such series is due and payable;

•	failure to pay principal or premium, if any, on any New Note of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•

a default by us in the payment in respect of any Indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, Note, guarantee or similar instrument, in an aggregate principal amount of at least $100 million, beyond any applicable grace period, or default in the performance or compliance with any term respecting such debt, if as a consequence such debt becomes due and payable before its stated maturity, and such default shall not have been rescinded or annulled or such Indebtedness shall not have been discharged and such default continues for a period of 30 consecutive days after written notice to us by the New Notes Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes of such series;

•

failure by us to perform any other covenant (“other covenants”) in the New Base Indenture and applicable supplemental indenture or the New Notes of such series for 90 days after notice that performance was required; or

•	events related to our bankruptcy, insolvency, reorganization or liquidation.

If an Event of Default relating to the payment of interest (including any additional interest) or principal with respect to the New Notes of a series has occurred and is continuing, the New Notes Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes of such series may declare the entire principal of the New Notes of such series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, and a responsible officer of the New Notes Trustee has actual knowledge of such Event of Default, then the New Notes Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes of a series may declare the entire principal amount of the New Notes of such series to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the New Notes of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences.

If an Event of Default relating to events of our bankruptcy, insolvency, reorganization or liquidation occurs and is continuing, then the principal amount of the New Notes of each series outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the New Notes Trustee or any holder.

The indentures impose limitations on suits brought by holders of New Notes of each series against us. Except as provided below, no holder of New Notes of a series may institute any action against us under the indentures unless:

•	the holder has previously given to the New Notes Trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the New Notes of such series have requested in writing that the New Notes Trustee institute the action;

•	the requesting holders have offered the New Notes Trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the New Notes Trustee has not instituted the action within 60 days after the request; and

•	the New Notes Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding New Notes of such series.

Notwithstanding the foregoing, each holder of New Notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, the New Notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of New Notes.

We will be required to file annually with the New Notes Trustee a certificate, signed by an officer of BGC Group, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the New Base Indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the New Base Indenture and applicable supplemental indenture with respect to any series of New Notes and the New Notes of such series as set forth below.

We may discharge our obligations to holders of New Notes of any series that have not already been delivered to the New Notes Trustee for cancellation and that have become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the New Notes Trustee cash, as trust funds, in an amount certified to be sufficient without reinvestment to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the New Notes of such series.

We may also discharge any and all of our obligations to holders of New Notes of any series at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any series of New Notes and provisions of the New Base Indenture and applicable supplemental indenture with respect to such series of New Notes, and we may omit to comply with those covenants without creating an Event of Default with respect to such series of New Notes (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the New Notes Trustee cash or U.S. government obligations, as trust funds, in an amount certified by a written opinion of a nationally recognized firm of independent certified public accountants to be sufficient without reinvestment to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding New Notes; and

•

we deliver to the New Notes Trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders and beneficial owners of the New Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ and beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the New Notes, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law issued or pronounced after the date of this prospectus.

Although we may discharge or defease our obligations under the New Base Indenture and supplemental indentures thereto as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any New Notes, to replace any temporary, mutilated, destroyed, lost or stolen New Notes or to maintain an office or agency in respect of the New Notes.

Book-Entry System

The certificates representing the New Notes of each series will be issued in the form of one or more fully-registered global notes without coupons (each, a “Global Note”) and have been deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., as the nominee of the Depository. Except in limited circumstances, the New Notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual New Notes represented thereby, any interests in a Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor depository or any nominee of such successor.

The Depository is under no obligation to provide its services as depositary for the certificates of any series of New Notes and may discontinue providing its services at any time. Neither we nor the New Notes Trustee will have any responsibility for the performance by the Depository or its direct or indirect participants under the rules and procedures governing the Depository. As noted above, owners of beneficial interests in a Global Note will not receive certificates representing their interests. However, we will prepare and deliver certificates for the New Notes of that series in exchange for beneficial interests in a Global Note if:

•

the Depository notifies us that it is unwilling or unable to continue as a depositary for such Global Note of any series or if the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after the notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the New Notes of any series represented by one or more Global Notes; or

•	an Event of Default has occurred and is continuing with respect to the New Notes of any series, and the Depository wishes to exchange such Global Notes for definitive certificated New Notes.

Any beneficial interest in a Global Note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for New Notes in definitive certificated form registered in the names that the Depository shall direct. It is expected that these directions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the Global Note.

The Depository has advised us that the Depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to the Depository or its nominee. If less than all of the New Notes of a series are being redeemed, the Depository will reduce the amount of the interest of Direct Participants in such New Notes in accordance with its procedures.

A beneficial owner of New Notes of a series will be give written notice to elect to have its New Notes repurchased or tendered, through its participant, to the New Notes Trustee and shall effect delivery of such New Notes by causing the Direct Participant to transfer the participant’s interest in such New Notes, on the Depository’s records, to the New Notes Trustee. The requirement for physical delivery of New Notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such New Notes are transferred by Direct Participants on the Depository’s records and followed by a book-entry credit of such New Notes to the New Notes Trustee’s Depository account. In connection with any proposed transfer outside of the book-entry only system, there shall be provided to the New Notes Trustee all information necessary to allow the New Notes Trustee to comply with any applicable tax reporting obligations, including without limitation any cost-basis reporting obligations under Internal Revenue Code Section 6045. The New Notes Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

In any case where a vote may be required with respect to the New Notes of any series, neither the Depository nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, the Depository will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the New Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on a Global Note will be paid to Cede & Co., as nominee of the Depository. The Depository’s practice is to credit Direct Participants’ accounts on the relevant payment date unless the Depository has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of the Depository or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to Direct Participants is the responsibility of the Depository, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

The rules applicable to the Depository and its Direct Participants are on file with the SEC. The information in this section concerning the Depository and the Depository’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

All payments of principal, premium if any, and interest in respect of New Notes in book-entry form will be made by us in immediately available funds to the accounts specified by the Depository.

Governing Law

The indentures, supplemental indentures and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Concerning the New Notes Trustee

UMB Bank, N.A. will serve as New Notes Trustee for the New Base Indenture and UMB Bank, N.A. will serve as the registrar and paying agent. We maintain corporate trust relationships in the ordinary course of business with the New Notes Trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax consequences (i) of the exchange of Old Notes for New Notes pursuant to the exchange offers, (ii) of the ownership of the New Notes acquired in the exchange offers and (iii) to holders of the Old Notes that do not tender their Old Notes pursuant to the exchange offers. It applies to you only if you are a U.S. Holder or Non-U.S. Holder (each as defined below) and (i) you participate in the exchange offers, you acquire your New Notes in the exchange offers and you hold your Old Notes and New Notes as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) you do not participate in the exchange offers and you hold your Old Notes as capital assets for U.S. federal income tax purposes. This section addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including non-U.S., U.S. estate or gift, U.S. state or U.S. local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this section does not address tax consequences attributable to persons subject to Section 451(b) of the Code by reason of utilizing an applicable financial statement. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies,

•	partnerships, S corporations or other pass-through entities as determined for U.S. federal income tax purposes,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	banks or other financial institutions,

•	insurance companies,

•	regulated investment companies or real estate investment trusts,

•	tax-exempt organizations,

•	persons that hold the Old Notes or the New Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction,

•	persons that actually or constructively own 10% or more of the total combined voting power of all our classes of stock that are entitled to vote,

•	controlled foreign corporations that are related to us through stock ownership,

•	U.S. expatriates and certain former citizens or long-term residents of the United States,

•	persons that purchase or sell the Old Notes or the New Notes as part of a wash sale for tax purposes, or

•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Old Notes or the New Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Old Notes or the New Notes, you should consult your own tax advisors regarding the tax consequences of the exchange offers, the consent solicitations and the ownership of New Notes.

This summary is based on the Code, its legislative history, existing and proposed regulations promulgated thereunder by the U.S. Department of the Treasury (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These laws and authorities are subject to change, possibly on a retroactive basis. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. In addition, this summary does not address any tax consequences arising out of the laws or authorities of any U.S. state, U.S. local or non-U.S. jurisdiction.

Please consult your own tax advisors concerning the consequences of the exchange offers and of owning the New Notes, or of retaining the Old Notes, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Tax Consequences to Exchanging U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of the Old Notes or the New Notes and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996 and that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this subsection does not apply to you, and you should refer to “Tax Consequences to Exchanging Non-U.S. Holders” below.

Characterization of the Old Notes. Upon issuance, BGC Partners treated the Old Notes as indebtedness that was not subject to the rules related to contingent payment debt instruments, and the remainder of this discussion assumes such treatment is correct.

The Exchange Offers

Characterization of the Exchange of Old Notes for New Notes. The modification of a debt instrument is treated for U.S. federal income tax purposes as a deemed exchange of the debt instrument for a “new” debt instrument if such modification is “significant” within the meaning of the applicable Treasury Regulations. Under the applicable Treasury Regulations, a change in obligor of a recourse obligation generally constitutes a “significant modification.” The exchange of the Old Notes for the New Notes pursuant to the exchange offers will result in such a change in obligor. Accordingly, the exchange will constitute a taxable disposition of the Old Notes in exchange for the New Notes for U.S. federal income tax purposes.

Cash Consideration. A U.S. holder who validly tenders Old Notes and does not validly withdraw its tender will receive cash in the amount of $1.00 per $1,000 of Old Notes tendered (the “Cash Consideration”). Although the correct treatment is not entirely clear under current U.S. federal income tax law, BGC Group and BGC Partners intend to treat the Cash Consideration received by such holders as part of the total consideration received from the exchange of Old Notes for New Notes, and, therefore, the amount realized by the exchanging U.S. holder in the exchange of the Old Notes for the New Notes pursuant to the exchange offers will take into account any Cash Consideration received by such U.S. Holder for purposes of computing the exchanging U.S. holder’s taxable gain or loss as described below. If the Cash Consideration is not treated as additional consideration for the relevant Old Notes, it is possible that the Cash Consideration may be treated as interest or a separate fee that would be subject to tax as ordinary income. You are urged to consult your own tax advisors as to the proper treatment of the Cash Consideration.

General Tax Consequences of the Exchange of Old Notes for New Notes. You will recognize gain or loss on the exchange of Old Notes for New Notes in an amount equal to the difference between the amount you realize on the exchange and your adjusted tax basis in the Old Notes. The amount you realize in the exchange will equal the sum of (a) the issue price of the New Notes you receive in the exchange (determined in the manner described below), and (b) any cash you receive in the exchange (including the Cash Consideration and any amounts that you receive in lieu of fractional amounts of New Notes), minus (c) the accrued and unpaid interest on the Old Notes at the time of the exchange (which, as described below, will be includable in your gross income as interest income at the time of the exchange, to the extent it has not then been previously so included).

Your adjusted tax basis in your Old Notes will generally be the cost of such notes, increased by any market discount previously included in income with respect to your Old Notes, and decreased (but not below zero) by any principal payments received on (including pursuant to the Cash Consideration), or bond premium that you have amortized with respect to, the Old Notes.

If a series of New Notes has an outstanding principal amount in excess of $100 million as of the Settlement Date, the issue price of each New Note in such series should equal the fair market value of such New Note on the Settlement Date (including the value attributable to accrued interest on the New Note). We expect that each series of New Notes will have an outstanding principal amount in excess of $100 million as of the Settlement Date and, therefore, we expect that the issue price of each series of New Notes should equal the fair market value of such New Notes on the Settlement Date.

We will make available our determination of the issue price for the applicable New Notes in a manner consistent with applicable Treasury Regulations. Our determination of the issue price is binding on a holder unless such holder properly discloses a different position to the IRS on a timely-filed U.S. federal income tax return for the year of the exchange of the Old Notes for the New Notes.

Except as described below with respect to accrued market discount, gain or loss that you recognize upon an exchange of Old Notes for New Notes generally will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Old Notes is more than one year at the time of the exchange. Long-term capital gain of a non-corporate U.S. Holder may be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Market Discount. You will be considered to have acquired an Old Note with market discount if the stated principal amount of such Old Note exceeded your initial tax basis for such Old Note by more than a de minimis amount. If your Old Notes were acquired with market discount, any gain that you recognize on the exchange of Old Notes for New Notes will be treated as ordinary income to the extent of the market discount that accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Payment for Accrued but Unpaid Interest. You will be treated as having received at the time of the exchange a payment of the accrued and unpaid interest on the Old Notes exchanged for New Notes, which will be treated as ordinary income for U.S. federal income tax purposes to the extent not previously included in income.

Ownership of the New Notes—Generally

Characterization of the New Notes. In certain circumstances (see “Description of the New Notes—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the New Notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments” (“CPDIs”). Under these Treasury Regulations, however, a contingency should not cause a debt instrument to be treated as a CPDI if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the New Notes to be treated as CPDIs for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the New Notes may be materially and adversely different from the consequences discussed herein. The remainder of this summary assumes that the New Notes will not be treated as CPDIs. You should consult your own tax advisors regarding the possible application of the CPDI rules to the New Notes.

Pre-issuance Accrued Interest. A portion of the first interest payment on the New Notes will be attributable to accrued and unpaid interest on the corresponding series of Old Notes on the Settlement Date (“pre-issuance accrued interest”). You should not include the payment of such pre-issuance accrued interest in income (as such pre-issuance accrued interest will have been taken into income no later than at the time of the exchange, as noted above), but rather should treat such payment as a non-taxable return of capital on the New Notes. In addition, you should reduce your tax basis in your New Notes by the amount of such non-taxable return of capital.

Payments of Interest. Subject to the discussion above on pre-issuance accrued interest, stated interest on the New Notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. If the issue price of a series of New Notes (determined in the manner described above under “The Exchange Offers—General Tax Consequences of the Exchange of Old Notes for New Notes”) is less than their principal amount by an amount that is more than or equal to the de minimis amount, the New Notes of such series will be treated as issued with original issue discount (“OID”) in an amount equal to the difference between the issue price and the principal amount of such series of New Notes. The de minimis amount equals 1/4 of one percent of the New Notes’ principal amount multiplied by the number of complete years to its maturity.

You must generally include any OID in gross income (as ordinary income) as it accrues over the term of the relevant New Notes at a constant yield without regard to your regular method of accounting for U.S. federal income tax purposes and even if you have not received a cash payment in respect of the OID.

The amount of OID that must be included in income will generally equal the sum of the “daily portions” of OID with respect to the relevant New Notes for each day during the taxable year or portion of the taxable year in which you held the relevant New Notes (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a New Note may be of any length and may vary in length over the term of the New Note; provided that each accrual period is no longer than one year, and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

The amount of OID allocable to any accrual period, other than the final accrual period, is an amount equal to the excess, if any, of (1) the product of the relevant New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (2) the aggregate of all stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price of the New Note at the beginning of the final accrual period.

The “adjusted issue price” of a New Note at the beginning of any accrual period generally is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments on the New Note (other than payments of stated interest). The yield to maturity of a note is the rate that, when used in computing the present value of all payments to be made on the New Note, produces an amount equal to the issue price of the New Note.

As described above under “—The Exchange Offers—General Tax Consequences of the Exchange of Old Notes for New Notes,” we expect that the issue price of each series of New Notes should be based on their fair market value as of the Settlement Date. Because the New Notes will have substantially similar terms to the Old Notes, it is likely, but not certain, that the fair market value of the New Notes as of the Settlement Date will be similar to the trading price for the corresponding Old Notes on such date. We expect the New Notes of each series will have an issue price that is equal to or greater than their principal amount, and therefore will be issued with less than de minimis OID, although we cannot assure you of such result.

The rules regarding OID are complex, and you should consult your own tax advisors regarding their application.

Bond Premium. If the issue price of a series of New Notes exceeds their stated principal amount, the New Notes of such series will be treated as issued with bond premium. Generally, you may elect to amortize bond premium as an offset to stated interest income in respect of the New Notes, using a constant yield method prescribed under applicable Treasury Regulations, over the remaining term of the New Notes. If you elect to amortize bond premium, you will reduce your basis in the New Notes by the amount of the premium used to offset stated interest. Because the New Notes may be redeemed prior to maturity at a premium (as described under “Description of the New Notes—Optional Redemption”), any amortizable bond premium deductions otherwise allowable may be eliminated, reduced or deferred. An election to amortize bond premium also will apply to all other taxable debt instruments held or subsequently acquired by you on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. You should consult your own tax advisors regarding the availability and effect of an election to amortize bond premium for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of the New Notes. Upon the sale, exchange, redemption or other taxable disposition of the New Notes, you generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized (excluding amounts attributable to accrued but unpaid stated interest, which, except with respect to amounts attributable to pre-issuance accrued interest, generally will be taxable as interest to the extent not previously included in income) and your adjusted tax basis in the New Notes. Your amount realized generally will be the sum of cash plus the fair market value of any property received upon the sale, exchange, redemption or other taxable disposition of the New Notes. Your adjusted tax basis in the New Notes generally will be the issue price of the New Notes, increased by any OID previously included in income with respect to your New Notes, and decreased (but not below zero) by any bond premium that you have amortized with respect to the New Notes and any payments (other than payments in respect of stated interest) that you received in respect of the New Notes.

Gain or loss that you recognize upon the sale, exchange, redemption or other taxable disposition of New Notes generally will be capital gain or loss and will be long-term capital gain or loss if your holding period for the New Notes is more than one year at that time. Your holding period for the New Notes will not include your holding period for the Old Notes exchanged therefor and will begin on the day after the Settlement Date. Long-term capital gain of a non-corporate U.S. Holder may be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Exchanging Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of the Old Notes or the New Notes that is neither a U.S. Holder nor a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

The Exchange Offers

General Tax Consequences of the Exchange of Old Notes for New Notes. Subject to the discussions below in respect of accrued interest and backup withholding, you generally will not be subject to U.S. federal income tax on any capital gain realized on the exchange of Old Notes for New Notes (determined in the manner described above under “Tax Consequences to Exchanging U.S. Holders—The Exchange Offers—General Tax Consequences of the Exchange of Old Notes for New Notes”), unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if you are claiming benefits under an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base that you maintain); in which case, such gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder (and a non-U.S. corporation may also be subject to an additional 30% branch profits tax, or lower applicable treaty rate); or

•

you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions are met; in which case the gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable treaty), which gain may be offset by U.S.-source capital losses; provided that you have timely filed U.S. federal income tax returns with respect to such losses.

Payment for Accrued but Unpaid Interest. Any amounts received by you upon the exchange of Old Notes for New Notes that are attributable to accrued and unpaid interest on Old Notes will be taxed in the same manner as described below under “Ownership of the New Notes—Payments of Interest.”

Cash Consideration. A non-U.S. holder who validly tenders Old Notes and does not validly withdraw its tender will receive the Cash Consideration. As discussed above, under current U.S. federal income tax law it is not entirely clear whether the Cash Consideration should be included as part of the amount realized from the exchange of Old Notes for New Notes or as interest or a separate fee. Each of BGC Group and BGC Partners intends to treat any Cash Consideration received by a non-U.S. holder who validly tenders Old Notes as part of the total consideration received from the exchange of Old Notes for New Notes, and, therefore, the amount of such payments will be taxable as described above under “Tax Consequences to Exchanging Non-U.S. Holders—The Exchange Offers.” However, a broker or other information reporting agent may report the Cash Consideration as a separate payment taxable as ordinary income, and an applicable withholding agent may withhold U.S. federal income tax at a rate of 30% on the full amount of such Cash Consideration payments to a non-U.S. holder, unless a reduction or exemption applies under a U.S. income tax treaty and proper certification is provided (generally on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or the non-U.S. holder provides a properly executed IRS Form W-8ECI claiming that the fee is effectively connected with the conduct of a trade or business in the United States. You are urged to consult your own tax advisors as to the proper treatment of the Cash Consideration.

Ownership of the New Notes

Payments of Interest. Subject to the discussions below in respect of backup withholding and FATCA withholding (as defined below), interest (which, for purposes of this discussion of Non-U.S. Holders, includes any OID) paid on the New Notes will be exempt from U.S. federal income tax, including withholding tax, if such interest is not “effectively connected” with your conduct of a trade or business in the United States and you meet one of the following requirements:

•

you provide a validly completed IRS Form W-8BEN, W-8BEN-E or other applicable form to the bank, broker or other intermediary through which you hold your New Notes establishing that you are a Non-U.S. Holder; or

•

you hold your New Notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If you do not satisfy one of the requirements described above, payments of interest made to you in respect of the New Notes will generally be subject to a 30% U.S. federal withholding tax, unless you are entitled to an exemption from or reduction in withholding tax on interest under a tax treaty between the United States and your country of residence, and you properly claim this exemption or reduction on an IRS Form W-8BEN, W-8BEN-E or other applicable form.

If the interest on the New Notes is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base that you maintain), you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as if you were a U.S. Holder. Such interest will be exempt from U.S. federal withholding tax if you provide a validly completed IRS Form W-8ECI. If you are a corporate Non-U.S. Holder, “effectively connected” interest that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange, Redemption or other Disposition of the New Notes. If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other taxable disposition of New Notes acquired through the exchange offers, unless you fall into one of the exceptions discussed above under “Tax Consequences to Exchanging Non-U.S. Holders—The Exchange Offers—General Tax Consequences of the Exchange of Old Notes for New Notes.” To the extent that any portion of the amount received on a sale, exchange, redemption or other taxable disposition of your New Notes is attributable to accrued but unpaid interest on such New Notes, this amount generally will be taxed in the same manner as described above under “—Payments of Interest.”

Tax Consequences to Non-Exchanging Holders

The U.S. federal income tax treatment of holders who do not tender their Old Notes pursuant to the exchange offers will depend upon whether the adoption of the proposed amendments to the applicable Old Notes Indenture is a “significant” modification within the meaning of applicable Treasury Regulations. A modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a “significant” modification to the terms of the Old Notes with respect to non-exchanging holders. If the adoption of the proposed amendments does not constitute a “significant” modification of the Old Notes, non-exchanging holders should not recognize gain or loss as a result of the adoption of the proposed amendments. We cannot assure you, however, that the IRS will not successfully challenge the position that we intend to take.

If the IRS successfully asserts that the adoption of the proposed amendments resulted in a “significant” modification, then non-exchanging holders would be deemed to exchange their “old” Old Notes for “new” Old Notes. Non-exchanging U.S. Holders would generally recognize gain or loss on such deemed exchange in the manner described above under “Tax Consequences to Exchanging U.S. Holders—The Exchange Offers—General

Tax Consequences of the Exchange of Old Notes for New Notes” unless the deemed exchange qualified as a recapitalization for U.S. federal income tax purposes. Non-exchanging Non-U.S. Holders generally would not be subject to U.S. federal income tax on such deemed exchange except as described above under “Tax Consequences to Exchanging Non-U.S. Holders—The Exchange Offers—General Tax Consequences of the Exchange of Old Notes for New Notes.”

In light of the uncertainty of the applicable rules, non-exchanging holders should consult their own tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated and the U.S. federal income tax consequences of continuing to hold Old Notes after the adoption of the proposed amendments.

Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. Holder, we and other payors may be required to report to the IRS (1) payments of amounts received (including payments attributable to pre-issuance accrued interest) pursuant to the exchange offers, (2) payments of principal of and premium (if any) and interest (including the accrual of OID, if any) on your New Notes and (3) payments of proceeds from the sale of your New Notes before maturity. Additionally, unless you are an exempt recipient, backup withholding will apply to any such payments (including payments of OID) if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments, including payments attributable to pre-issuance accrued interest) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. Holder, you will not be subject to backup withholding and information reporting on (1) payments of amounts received pursuant to the exchange offers and (2) payments of principal of and premium (if any) and interest (including the accrual of OID, if any) on your New Notes made by us and other payors; provided that the certification requirements described above under “Tax Consequences to Exchanging Non-U.S. Holders—Ownership of the New Notes—Payments of Interest” are satisfied or you otherwise establish an exemption. However, we and other payors will be required to report payments of interest on your Old Notes or New Notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, (1) payments of amounts received pursuant to the exchange offers and (2) payments of the proceeds from the sale of New Notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting if (i) the payor or the broker does not have actual knowledge or reason to know that you are a U.S. person and (ii) you have furnished to the payor or the broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person. Payments to a Non-U.S. Holder of the proceeds from the sale of New Notes effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments of proceeds received on such sales could be subject to information reporting (and, in some cases, backup withholding) in the same manner as a sale within the United States if: (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to an address in the United States or (iii) the sale has certain other specified connections with the United States.

Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Withholding on Payments to “Foreign Financial Institutions” and Other Non-U.S. Entities

A 30% withholding tax may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on the holder’s behalf if such holder or such persons fail to comply with certain information reporting requirements (“FATCA withholding”).

Such payments include payments attributable to accrued and unpaid interest on the Old Notes and payments of interest (including OID) on the New Notes. Among other requirements, “foreign financial institutions” generally must provide information about their U.S. account holders and “non-financial foreign entities” must provide information about their substantial U.S. owners. Amounts that a holder receives could be affected by this withholding if such holder is subject to the information reporting requirements and fails to comply with them or if such holder holds its Old Notes or New Notes through another person (e.g., a non-U.S. bank or broker) that is subject to withholding because it fails to comply with these requirements (even if such holder would not otherwise have been subject to withholding). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA withholding may be subject to different rules. Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

LEGAL MATTERS

The validity of the New Notes offered hereby is being passed upon by Morgan, Lewis & Bockius LLP. Sidley Austin LLP, New York, New York will pass upon certain legal matters for the dealer manager and the solicitation agent.

EXPERTS

The consolidated financial statements and schedule of BGC Partners, Inc. appearing in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of BGC Partners, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BGC Group files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

The SEC also maintains an internet site (https://www.sec.gov) that contains the reports, proxy statements and other information filed by BGC Group and BGC Partners electronically with the SEC. BGC Group’s website address is www.bgcg.com. Through its website, BGC Group makes available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: its Annual Reports on Form 10-K; its proxy statements for its annual and special stockholder meetings; its Quarterly Reports on Form 10-Q; its Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to its securities filed on behalf of Cantor, its directors and its executive officers; and amendments to those documents. The information contained on, or that may be accessed through, BGC Group’s website is not part of, and is not incorporated into, this prospectus.

BGC Group has filed this registration statement on Form S-4 with the SEC under the Securities Act of 1933, as amended, to register the New Notes offered hereby. This prospectus constitutes the prospectus of BGC Group filed as part of the registration statement. This prospectus does not contain all of the information that holders of the Old Notes can find in the registration statement or the exhibits to the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits contain important information about BGC Group and BGC Partners.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	BGC Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023;

•	Amendment No. 1 to BGC Partners’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023;

•	BGC Partners’ Definitive Consent Solicitation Statement, filed with the SEC on May 26, 2023;

•	BGC Partners’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

•

BGC Partners’ Current Reports on Form 8-K, filed with the SEC on January 27, 2023, February  27, 2023 (other than as indicated therein), March  14, 2023, May  3, 2023 (other than as indicated therein), May  23, 2023, and May 25, 2023;

•	BGC Group’s Current Report on Form 8-K12B, filed with the SEC on July 3, 2023;

•	BGC Group’s Current Reports on Form 8-K, filed with the SEC on July 13, 2023, August 2, 2023 (other than as indicated therein), September 6, 2023 and September 20, 2023;

•	BGC Group’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 9, 2023; and

•

All documents subsequently filed by BGC Group with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain copies of these documents, at no cost to you, from BGC Group’s website (www.bgcg.com), or by writing or telephoning BGC Group at the following address:

Investor Relations

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

If you would like to request documents, please do so by September 27, 2023 (which is five business days before the Expiration Date) to receive them before the Expiration Date.

You should rely only on the information contained or incorporated by reference in this prospectus. None of BGC Group, BGC Partners, or any of their affiliates has authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this prospectus and the documents incorporated by reference is accurate only as of its respective dates, regardless of the time of delivery of this prospectus.

BGC Group, Inc.

OFFERS TO EXCHANGE

ALL OUTSTANDING 3.750% SENIOR NOTES DUE OCTOBER 1, 2024, 4.375% SENIOR NOTES DUE DECEMBER 15, 2025 AND 8.000% SENIOR NOTES DUE MAY 25, 2028 OF BGC PARTNERS, INC.

AND SOLICITATIONS OF CONSENTS TO AMEND

THE RELATED INDENTURES AND

THE REGISTRATION RIGHTS AGREEMENT RELATED TO THE 8.000% SENIOR NOTES DUE MAY 25, 2028

PROSPECTUS

The exchange agent and information agent for the exchange offers and consent solicitations for the Old Notes is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll Free: (877) 732-3614

By E-mail:

bgc@dfking.com

Any questions or requests for assistance may be directed to the dealer manager and the solicitation agent at the addresses and telephone numbers set forth below. Requests for additional copies of this prospectus and the letter of transmittal may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offers and consent solicitations.

The dealer manager for the exchange offers and the solicitation agent for the consent solicitations for the Old Notes is:

BofA Securities

620 South Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Attention: Liability Management

Toll Free: +1 (888) 292-0070

Collect: +1 (980) 387-3907

Email: debt_advisory@bofa.com